Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of August 30, 2013,

Among

DS WATERS ENTERPRISES, INC.,

as Holdings,

CRESTVIEW DS MERGER SUB II, INC. (to be merged on the Closing Date with and into

DS WATERS OF AMERICA, INC.),

as Borrower,

THE LENDERS PARTY HERETO,

and

BMO HARRIS BANK N.A.,

as Administrative Agent,

BMO CAPITAL MARKETS,

BARCLAYS BANK PLC

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners,

and

BARCLAYS BANK PLC

as Syndication Agent

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Mortgage
Exhibit G-1	Form of Landlord Agreement
Exhibit G-2	Form of Bailee Agreement
Exhibit H	Form of Borrowing Base Certificate
Exhibit I	EBITDA Adjustments Pursuant to the Sponsor Model
Exhibit J	Form of Non-Bank Tax Certificate
Exhibit K	Certain Subordination Terms
Exhibit L	Form of Credit Card Notification

Schedule 1.01(A)	Certain U.S. Subsidiaries
Schedule 1.01(B)	Mortgaged Properties
Schedule 1.01(C)	Immaterial Subsidiaries
Schedule 1.01(D)	[Reserved]
Schedule 1.01(E)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(F)	Acceptable Appraisers
Schedule 1.01(G)	Existing Letters of Credit
Schedule 1.01(H)	Permitted Sale and Lease-Back Property
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(a)	Title to Properties
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Condemnation
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.18(c)	Leased Premises
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.10	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

ASSET-BASED REVOLVING CREDIT AGREEMENT dated as of August 30, 2013 (this “Agreement”), among DS WATERS ENTERPRISES, INC., a Delaware corporation (“Holdings”), CRESTVIEW DS MERGER SUB II, INC., a Delaware corporation (“Merger Sub 2,” with references to the “Borrower” herein being to Merger Sub 2 prior to the Subsidiary Merger and to the Company following the Subsidiary Merger), the LENDERS party hereto from time to time, and BMO HARRIS BANK N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, (i) Crestview DSW Investors, L.P., a Delaware limited partnership (“Parent”) and Crestview DSW Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger by and among Parent, Merger Sub, DSW Group, Inc., a Delaware corporation (“Target”), and DSW Group Holdings, LLC, a Delaware limited liability company and the parent of the Target (the “Seller”), dated as of July 23, 2013 (as amended or supplemented through the date hereof, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Target, with Target surviving and Holdings as a direct wholly owned subsidiary of Target and (ii) Merger Sub 2, a direct, wholly owned subsidiary of Merger Sub, will enter into a merger agreement with DS Waters of America, Inc., a Delaware corporation, and the direct, wholly owned subsidiary of Holdings (the “Company”), pursuant to which Merger Sub 2 will merge (the “Subsidiary Merger”) with and into the Company, with the Company surviving; and

WHEREAS, in connection with the consummation of the Merger, the Borrower has requested the Lenders to provide the Revolving Facility Commitments in an aggregate principal amount of $75,000,000;

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, dated as of the date hereof, by and among BMO Harris Bank N.A., as ABL Facility Agent (as defined therein), Barclays Bank PLC, as First-Priority Collateral Agent and First Lien/Second Lien Intercreditor Agent (each as defined therein) and Wilmington Trust, National Association, as Second-Priority Collateral Agent (defined therein), the Loan Parties party thereto, as such document may be amended, renewed, extended, supplemented, restated or otherwise modified from time to time.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day

(or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereto if the British Bankers’ Association is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the British Bankers’ Association is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01(F) or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent, in each case, that is selected by the Borrower and engaged by the Administrative Agent.

“Account” shall mean, with respect to a person, any of such person’s now owned or hereafter acquired or arising Accounts (as defined in the Uniform Commercial Code), including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Control Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Account Debtor” shall mean, with respect to any Account, each person obligated on such Account.

“Additional Collection Account” shall mean any Collection Account other than a Primary Concentration Account.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall mean the first day of each Fiscal Quarter, commencing with the first day after the Fiscal Quarter ending December 27, 2013.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Advances” shall mean any Overadvances and Protective Advances.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Anti-Corruption Law” shall have the meaning assigned to such term in Section 3.26.

“Applicable Collateral Agent” shall mean (i) the Applicable Senior Collateral Agent as defined in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable) or (ii) if at any time there is no ABL Intercreditor Agreement or other intercreditor agreement as described in the definition of Permitted Senior Intercreditor Agreement then in effect, the Collateral Agent.

“Applicable Commitment Fee” shall mean, for any day, 0.375% per annum; provided, that effective on and after each Adjustment Date, the Applicable Commitment Fee shall be determined based on the Average Utilization (as certified by a Financial Officer within ten (10) Business Days of the beginning of each Fiscal Quarter) for the immediately preceding Fiscal Quarter (or portion thereof since the Closing Date in the case of the first Adjustment Date) in accordance with the following grid (and shall remain in effect until the next change to be effected pursuant to this paragraph):

Average Utilization	Applicable Commitment Fee
Greater than 50%	0.25% per annum
Less than or equal to 50%	0.375% per annum

“Applicable Margin” shall mean for any day (i) with respect to any Initial Revolving Facility Loans, 2.00% per annum in the case of any Eurocurrency Loan and 1.00% per annum in the case of any ABR Loan; provided, that from and after the date of delivery of the financial statements for the fiscal period ended in December of 2013 pursuant to Section 5.04, the Applicable Margin with respect to such Revolving Facility Loans will be adjusted on a quarterly basis based on Average Availability pursuant to the Pricing Grid, and (ii) with respect to any Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

Notwithstanding anything to the contrary contained above in this definition, the Pricing Grid or elsewhere in this Agreement, if it is subsequently determined that the calculation of Average Availability for any period is inaccurate by an amount greater than $2,000,000 and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had Average Availability for such period been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Borrowing Base Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Average Availability for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.12(b), 2.13(a), 2.13(b) and 2.13(c) as a result of such miscalculation of Average Availability for such period shall be due and payable on the next date on which interest or fees are due and payable under Section 2.12(b), 2.13(a), 2.13(b) or 2.13(c), as applicable.

“Appraised Value of Eligible Real Property” means, at any time, the aggregate value of all Eligible Real Property as determined by the most recent Real Property Appraisal.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean BMO Capital Markets, Barclays Bank PLC and Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Availability” shall mean, at any time, an amount equal to (a) the Line Cap at such time minus (b) the aggregate Revolving Facility Credit Exposure at such time. If the aggregate Revolving Facility Credit Exposure is equal to or greater than the Line Cap (or the Revolving Commitments have been terminated), Availability is zero.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Availability Triggering Event” shall occur at any time that (a) Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $9,375,000 for three (3) or more consecutive days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Availability is greater than or equal to the greater of (i) 12.5% of the Line Cap or (ii) $9,375,000 for thirty (30) consecutive calendar days, and an Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Available Unused Commitment” shall mean, with respect to a Lender at any time, an amount equal to the amount by which (i) the Revolving Commitment of such Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Lender at such time.

“Average Availability” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the average Availability for such period divided by (b) the lesser of (i) the average Borrowing Base for such period and (ii) the average Commitments for such period.

“Average Pro Forma Availability” shall mean, for any period, an amount equal to the average Pro Forma Availability as of such period.

“Average Utilization” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average aggregate Revolving Credit Facility Exposure for such period divided by (b) the daily average Commitments for such period.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any time, an amount equal to the sum of the following with respect to the Loan Parties, in each case as determined by reference to the most recently delivered Borrowing Base Certificate:

(a) 85.0% of the Net Amount of Eligible Accounts which are not Eligible Credit Card Accounts, plus

(b) 90.0% of the Net Amount of Eligible Accounts which are Eligible Credit Card Accounts, plus

(c) 85.0% of the Net Orderly Liquidation Value of Eligible Inventory, plus

(d) 60.0% of the Appraised Value of Eligible Real Property (such amount, the “Real Property Component”); provided that (x) the Real Property Component shall not exceed an amount equal to the lesser of (A) 25% of the Borrowing Base (as calculated after giving effect to this clause (d)) and (B) $17,500,000; provided, further, that the Real Property Component shall reduce (without, for the avoidance of doubt, requiring a cash payment of the Loans unless otherwise required by Section 2.11(b)) at a rate of 1% per quarter on the last day of each Fiscal Quarter commencing with the first full Fiscal Quarter ending on or after the Initial Collateral Reporting Date.

The Borrowing Base shall be reduced by the then amount of all Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which the Administrative Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to the Loan Parties.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of “Eligible Accounts”, “Eligible Inventory” and “Eligible Real Property”, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “book value” and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

In connection with the consummation of any acquisition of a business or other assets, the Borrower may submit a calculation of the Borrowing Base on a Pro Forma Basis with adjustments to reflect such acquisition and the inclusion of the Eligible Accounts and Eligible Inventory, so acquired in the Borrowing Base, and the Borrowing Base and Availability under the Facility shall be increased accordingly, provided that, if such acquisition is a Material Increase Acquisition, the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Administrative Agent, recently completed) collateral audits, appraisals or updates of appraisals from one or more Acceptable Appraisers as the Administrative Agent shall require in its Reasonable Credit Judgment with respect to any such acquired assets prior to the inclusion of such assets in the Borrowing Base; it being understood that (i) in the case of any Material Increase Acquisition, the Administrative Agent agrees to use its commercially reasonable efforts to complete its review of such acquired assets prior to consummation of such acquisition so long as the Administrative Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than twenty-one (21) days) to complete such review (and in any event the Administrative Agent agrees to use its commercially reasonable efforts to complete such review as soon as reasonably possible), (ii) in the case of any Material Increase Acquisition, Net Orderly Liquidation Value with respect to any Eligible Inventory so acquired shall be based on new appraisals or updates thereof from one or more Acceptable Appraisers, if required by the Administrative Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets, (iii) the Borrower shall, for the avoidance of doubt, be allowed to utilize any increase in the Borrowing Base resulting from any such adjustment for the purpose of funding the purchase of any such acquired assets, (iv) if such additional assets are of a different type of collateral than the existing assets included in the Borrowing Base, such additional assets may be subject to different advance rates or eligibility criteria or may require the imposition of additional Reserves with respect thereto as the Administrative Agent shall in its Reasonable Credit Judgment require, and (v) subject to the provisions of Section 5.10, the Administrative Agent shall have received in form ready for filing or custody all UCC financing statements or possessory collateral to ensure that, upon such filing, the Collateral Agent will have a perfected security interest in such acquired assets that will meet the requirements therefor set forth in the definition of “Eligible Accounts” or “Eligible Inventory”, as applicable.

Notwithstanding the foregoing, in the event that Administrative Agent has not received on or prior to the Closing Date (a) a customary inventory appraisal from an Acceptable Appraiser and a customary field examination with respect to the Borrower and its Subsidiaries, (b) first-priority Mortgages with respect to the Eligible Real Properties, (c) Real Property Appraisals and Phase 1 environmental assessment reports with respect to the Eligible Real Properties, and (d) a Borrowing Base Certificate (clauses (a) and (d), collectively, the “Initial Non-RE Collateral Reports”; clauses (b) and (c), collectively, the “Initial RE Collateral Reports” and together with the Initial Non-RE Collateral Reports, the “Initial Collateral Reports”), then during the period from the Closing Date until the Administrative Agent’s receipt of and reasonable satisfaction with the Initial Non-RE Collateral Reports (the “Initial Collateral Reporting Date”), the Borrowing Base shall be $40,000,000 for all purposes of this Agreement and the other Loan Documents; provided, that (i) if the Administrative Agent does not receive the Initial Non-RE Collateral Reports within 60 days after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion), the Borrowing Base shall be zero until the Administrative Agent’s receipt of and reasonable satisfaction with the Initial Non-RE Collateral Reports and (ii) until the Administrative Agent receives the Initial RE Collateral Reports with respect to any Eligible Real Property, the Real Property Component of the Borrowing Base shall exclude such property.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit H (or another form reasonably acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Borrower and certified to the Administrative Agent.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, $500,000, (b) in the case of ABR Loans, $500,000 and (c) in the case of Swingline Loans, $250,000.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, $250,000, (b) in the case of ABR Loans, $100,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Business Material Adverse Change” shall mean any change, effect, event, occurrence, condition, state of facts or development that is or would reasonably be expected to be materially adverse to (a) the business, results of operation or condition (financial or otherwise) of the Target and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, or (b) the ability of the Target to consummate timely the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that, for purposes of the foregoing clause (a) only, Business Material Adverse Change shall not include, alone or in any combination, any adverse change, effect, event, occurrence, condition, state of facts or development relating to or resulting from (i) the economy in general, the industry in which the Target or any of its Subsidiaries (as defined in the Merger Agreement) operates, or any worldwide, national or local conditions or general circumstances (political, economic, financial, regulatory or otherwise), (ii) acts of god, force majeure, an outbreak or escalation of hostilities or the declaration of a state of emergency or war, or the occurrence of any other similar calamity or crisis (including any act of terrorism), (iii) changes in Laws (as defined in the Merger Agreement) after the date hereof, (iv) changes in GAAP or its authoritative application after the date hereof, (v) the announcement or existence of the Merger Agreement or the Merger or the other transactions contemplated thereby (provided, that the exception in this clause (v) shall not be deemed to apply to the representations and warranties set forth in Section 4.3(d) of the Merger

Agreement, the first sentence of Section 4.8(d) of the Merger Agreement, the fourth sentence of Section 4.8(e) of the Merger Agreement and the first sentence of Section 4.9(g) of the Merger Agreement and, to the extent related thereto, the condition set forth in Section 10.2(b) of the Merger Agreement), or (vi) actions or omissions of the Target or any of its Subsidiaries (as defined in the Merger Agreement) taken with the prior written consent of Parent or Merger Sub and the Arrangers, except to the extent, with respect to clauses (i), (ii), (iii) and (iv) above, that any such change, effect, event, occurrence, condition, state of facts or development disproportionately affects the Target and/or its Subsidiaries (as defined in the Merger Agreement) relative to other participants in the industries in which the Target and its Subsidiaries (as defined in the Merger Agreement) participate.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests (other than Permitted Cure Securities) of, or a cash capital contribution to, the Borrower or any Subsidiary after the Closing Date,

(b) Capital Expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such Capital Expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business consistent with past or industry practice,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) (x) as of the Closing Date, were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or (y) in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries, were required to be characterized as capital lease obligations upon such consolidation, in each case, due to a change in GAAP or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations when created after such date, but would not have been required to be treated as capital lease obligations under GAAP on the Closing Date had they existed at that time, shall for all purposes under this Agreement, not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay-in-kind Interest Expense or other non-cash Interest Expense

(including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957 of the Code.

A “Change in Control” shall be deemed to occur if:

(a) (i) at any time prior to a Qualified IPO, (x) the Permitted Holders shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 35% of the Voting Stock of the Borrower or (y) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the voting power of the outstanding Voting Stock of the Borrower that is greater than the percentage of such voting power of such Voting Stock in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders or (ii) at any time on and after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than the greater of (A) 35% of the ordinary voting power for the election of directors of the Borrower and (B) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower; or

(b) at any time on or after a Qualified IPO, during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by individuals who were neither (1) nominated by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed by directors so nominated nor (3) appointed by a Permitted Holder; or

(c) a “Change of Control” (as defined in (i) the documentation governing the First Lien Credit Agreement or the Second Lien Secured Notes or (ii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to this Agreement, First Lien Credit Agreement or the Second Lien Secured Notes, in each case of this subclause (ii) constituting Material Indebtedness) shall have occurred.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender or Issuing Bank with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender or Issuing Bank with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under this clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under comparable U.S. credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Facility Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a Revolving Facility Commitment.

“Closing Date” shall mean August 30, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Investors” shall mean each of (a) the Sponsors and (b) the Management Group.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor (other than a Loan Party) in possession of Inventory, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable, or another form reasonably acceptable to the Administrative Agent.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties.

“Collateral Agreement” shall mean the Collateral Agreement (ABL) dated as of the date hereof, among the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Sections 5.10 (d), (e) and (g), Schedule 5.10, the ABL Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement):

(i) on the Closing Date, the Collateral Agent shall have received (i) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, (ii) from each Subsidiary Loan Party, a counterpart of the Guarantee Agreement, and (iii) from Holdings, a counterpart of the Holdings Guarantee and Pledge Agreement, in each case duly executed and delivered on behalf of such person;

(ii) on the Closing Date, (i)(x) all outstanding Equity Interests of the Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged pursuant to the Holdings Guarantee and Pledge Agreement or the Collateral Agreement, as applicable and (ii) the Applicable Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests (other than certificates or instruments issued by any Immaterial Subsidiaries or Foreign Subsidiaries) and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(iii) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Collateral Agreement, (ii) a supplement to the Guarantee Agreement and (iii) supplements to the other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party;

(iv) after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) subject to Section 5.10(g), all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement, together with updated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(v) except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by the applicable Requirement of Law or reasonably requested by the Applicable Collateral Agent to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(vi) within (x) 90 days after the Closing Date with respect to the Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Applicable Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Applicable Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Applicable Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Applicable Collateral Agent, (iii) with respect to each such Mortgaged Property, the Flood Documentation and (iv) such other documents as the Applicable Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(vii) within (x) 90 days after the Closing Date with respect to the Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Applicable Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States of America, or a date-down and modification endorsement, if available, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, subject to no Liens except Permitted Liens, in an amount reasonably acceptable to the Applicable Collateral Agent with respect to such Mortgaged Property (not to exceed 110% of the fair market value of the applicable Mortgaged Property, as determined in good faith by the Borrower) together with such customary endorsements (including zoning endorsements where reasonably appropriate at commercially reasonable rates and available), coinsurance and reinsurance as the Applicable Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, and with respect to any such property located in a state in which a zoning endorsement is not available at commercially reasonable rates, a zoning report from a recognized vendor or zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Applicable Collateral Agent, as the Applicable Collateral Agent may reasonably request with respect to properties located in the United States of America, (ii) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Applicable Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States of America, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Applicable Collateral Agent;

(viii) evidence of the insurance required by the terms of Section 5.02 hereof; and

(ix) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Collateral Agreement, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the inventory, accounts receivable, accounts payable, books and records and the accounting systems, policies and procedures of the Borrower and its Subsidiaries by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower, the results of which audit, if conducted by such consultant, shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collateral Report” shall mean, with respect to any applicable month of the Borrower pursuant to Section 5.04(i), the inventory reports, summaries of receivables and payables, and information concerning aging of receivables and payables with respect to such month of the Borrower, the scope and format of which shall be consistent with the Borrower’s systems as determined by the Borrower and the Administrative Agent in its Reasonable Credit Judgment; provided, however, that the foregoing information with respect to any business or assets acquired by a Loan Party after the Closing Date may be of a different scope and/or in a different format as determined by the Borrower and the Administrative Agent in its Reasonable Credit Judgment prior to the time such acquired business or asset is integrated into the Borrower’s systems.

“Collection Account” shall mean a deposit account or a securities account used for the collection of proceeds of Eligible Accounts of a Loan Party.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Commitment (which may include any commitment in respect of Revolving Facility Loans or Incremental Revolving Facility Loans) and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that the Swingline Commitment does not increase the Swingline Lender’s Revolving Commitment).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services and purchase money debt of the Borrower and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including any severance, relocation or other restructuring expenses (to the extent set forth in a certificate of a Financial Officer of the Borrower), or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, new product lines, plant shutdown costs, facilities opening and integration costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business consistent with past or industry practice (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period,

(vi) the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other non-cash fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii) any gain, loss, income or charge resulting from the application of any LIFO shall be excluded,

(xiii) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiv) any unrealized currency translation gains and losses related to currency remeasurements of Indebtedness, and any non-cash net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(xv) the Net Income of any Person and its Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests,of third parties in any non-Wholly Owned Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (v) above shall be included,

(xvi) the non-cash gains or losses from the effects of the “straight-line” of rent expense shall be excluded,

(xvii) (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period), and

(xviii) an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as an expense as though such amounts had been paid as income taxes directly by such person for such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Fiscal Quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such Fiscal Quarter.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Account” shall have the meaning assigned to such term in Section 5.11(a).

“Covenant Triggering Event” shall occur at any time that Availability is less than the greater of (a) 10% of the Line Cap and (b) $6,000,000. Once occurred, a Covenant Triggering Event shall be deemed to be continuing until such time as Availability is greater than or equal to the greater of (a) 10% of the Line Cap or (b) $6,000,000 for ten (10) consecutive Business Days.

“Credit Card Agreements” shall mean all agreements or notices, each in form and substance reasonably satisfactory to the Administrative Agent, now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, any agreements or notices entered into in connection with any Private Label Credit Cards; provided, that any such credit card agreement or notice shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the Credit Card Issuer or processor) by any Loan Party received by it (or other amounts payable by such Credit Card Processor) into a designated concentration account on a daily basis, or on such other basis as the Administrative Agent may agree in writing in its Reasonable Credit Judgment.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Card Notification” means a notice to Credit Card Issuers or Credit Card Processors who are party to any Credit Card Agreements with a Loan Party substantially in the form of Exhibit L.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Loan Party’s sales transactions involving credit card or debit card purchase by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, all present and future rights of any Loan Party to payment from (a) any major Credit Card Issuer or major Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, (b) any major Credit Card Issuer or major Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major Credit Card Issuer or major Credit Card Processor under the Credit Card Agreements or otherwise and (c) the issuer of Private Label Credit Cards, in each case calculated net of prevailing interchange charges.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Crestview Sponsors” shall have the meaning assigned to such term in the definition of the term “Sponsor(s)”.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent Disposition of such Designated Non-Cash Consideration.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 8.13.

“Designation Notice” shall have the meaning assigned to such term in Section 8.13.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall have the meaning assigned to such term in Section 5.11(b).

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes,

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves to the extent set forth in a certificate of a Financial Officer of the Borrower (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),

(v) any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the First Lien Credit Agreement, the Second Lien Secured Notes and this Agreement and (y) any amendment or other modification of the Obligations or other Indebtedness,

(viii) [Reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party (other than contributions received from the Borrower or another Subsidiary Loan Party) or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),

(x) non-cash non-operating expenses,

(xi) [Reserved],

(xii) with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to the Borrower’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), and

(xiii) one-time costs associated with commencing Public Company Compliance;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

Notwithstanding anything to the contrary contained herein and subject to adjustments permitted hereunder with respect to acquisitions, Dispositions and other transactions occurring following the Closing Date and/or pursuant to the definition of “Pro Forma Basis”, for purposes of determining EBITDA under this Agreement, EBITDA for the Fiscal Quarter ended September 28, 2012 shall be deemed to be $42,982,750, EBITDA for the Fiscal Quarter ended in December 28, 2012 shall be deemed to be $33,512,750, EBITDA for the Fiscal Quarter ended in March 29, 2013 shall be deemed to be $33,614,750, and EBITDA for the Fiscal Quarter ended in June 28, 2013 EBITDA shall be deemed to be $43,777,750.

“Eligible Accounts” shall mean all Accounts of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its sole discretion elects to include such Account). No Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by the applicable Loan Party to (w) an employee of any Loan Party, (x) a direct or indirect parent or Subsidiary of any Loan Party, (y) a joint venture entity that is Controlled by a Loan Party or a Subsidiary of such Loan Party, or (z) if not on arm’s length terms, any other Affiliate of such Loan Party or a person Controlled by an Affiliate of such Loan Party; or

(ii) the Account remains unpaid more than 60 days after the original due date shown on the billing statement for such Account or more than 120 days after the original billing date; or

(iii) the total unpaid Accounts of the Account Debtor to the Loan Parties exceed 25% of the respective Net Amount of all Eligible Accounts owned by the Loan Parties but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v) the Account Debtor is also a creditor or supplier of the owner of such Account, including in respect of any returnable bottle deposits (as determined by the Borrower in good faith and approved by the Administrative Agent in its Reasonable Credit Judgment), or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or the Account otherwise is or may become subject to right of set-off by the Account Debtor unless, in each case, the Account Debtor has entered into an agreement with the owner of such Account reasonably acceptable to the Administrative Agent to waive such set-off rights or the Administrative Agent otherwise agrees in its Reasonable Credit Judgment; provided, that any such Account shall be ineligible under this clause (v) only to the extent of such deposit, contract, dispute, claim, set-off or similar right; or

(vi) (A) the Account Debtor has commenced a voluntary case under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), (B) made an assignment, composition or arrangement for the benefit of creditors, or a decree or order for relief (including by way of suspension of payments, moratorium of indebtedness and/or suspension of rights of enforcement) has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction) as now constituted or hereafter amended, or any other petition or other application for relief under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), as now constituted or hereafter amended, has been filed against or by the Account Debtor or (C) if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided, that (I) the Administrative Agent may, in its Reasonable Credit Judgment, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability and (II) post-petition Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts without the consent of the Administrative Agent so long as (1) such Account Debtor has received “debtor in possession” financing and (2) all Accounts that are Eligible Accounts in accordance with clause (II) of this proviso, do not exceed $1,000,000 in the aggregate; or

(vii) it arises from a sale made or services rendered to an Account Debtor that is headquartered or organized outside the United States of America (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico and Guam) or Canada, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent in its Reasonable Credit Judgment; or

(viii) (A) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval or any other repurchase or return basis (including any Account relating to Inventory held on consignment and not yet sold by the consignee) or (B) it is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(ix) it is reissued in respect of partial payment, including, without limitation, debit memos, rebates and charge backs (it being understood that this clause (ix) shall only apply with respect to, and to the extent of, such partial payment); or

(x) (i) with respect to Retail Accounts, with respect to which a billing statement has not been sent to the applicable Account Debtor or (ii) with respect to HOD Accounts, with respect to which a billing statement has not been sent to the applicable Account Debtor within 30 days following the date of product delivery; or

(xi) it is payable in any currency other than in Dollars or in Canadian Dollars; or

(xii) to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees (except for energy service charges), but ineligibility shall be limited to the extent thereof; or

(xiii) the Account Debtor is the United States of America or Canada, unless the applicable Loan Party assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq.), as amended, or the Financial Administration Act (Canada), as the case may be; or

(xiv) it is not subject to the Collateral Agent’s duly perfected, first-priority security interest or is subject to a Lien (other than any Eligible Encumbrance); or

(xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and, if applicable, accepted by the Account Debtor or the Account otherwise does not represent a final sale, but in each case, only to the extent of the portion of such Account applicable to the goods or services in question; or

(xvi) the Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(xvii) the applicable Loan Party or a Subsidiary of the applicable Loan Party has made any agreement with the Account Debtor for any material extension, compromise, settlement or other modification of the Account or deduction therefrom, (A) except for (x) discounts or allowances which are made in the ordinary course of business for prompt payment and (y) volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each billing statement related to such Account and (B) except if such modification or deduction is deemed by the Administrative Agent in its Reasonable Credit Judgment not to pose an unreasonable risk of non-collectability with respect to such Account; or

(xviii) the Account is owing by the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America or Canada (except to the extent such Accounts are backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent in its Reasonable Credit Judgment); or

(xix) 50.0% or more of all Accounts owing from the Account Debtor or, to the Borrower’s knowledge, from any of such Account Debtor’s wholly-owned or majority-owned subsidiaries, are not Eligible Accounts hereunder by reason of applicability of clause (ii) above; or

(xx) the Account is an Unaudited Acquired Asset until such time as the Account is permitted to be included in accordance with the definition of “Borrowing Base”; or

(xxi) the Account is a Credit Card Receivable unless such Account is an Eligible Credit Card Account.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.

“Eligible Credit Card Account” means all of the Credit Card Receivables due to the Loan Parties which have been earned by performance and that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Accounts:

(i) Credit Card Receivables which do not arise from the bona fide sale and delivery of goods or rendition of services by a Loan Party in the ordinary course of business; or

(ii) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale of goods or for such longer period as may be approved by the Administrative Agent in its Reasonable Credit Judgment; or

(iii) Credit Card Receivables with respect to which the Loan Parties do not have good, valid and marketable title thereto; or

(iv) Credit Card Receivables that are not subject to a first priority perfected Lien in favor of the Collateral Agent, for its own benefit and the benefit of the Secured Parties, subject only to Permitted Liens; or

(v) Credit Card Receivables as to which the major Credit Card Processor has the right, other than in the ordinary course of business, to require the Loan Parties to repurchase such Accounts from such Credit Card Processor; or

(vi) Except as otherwise approved by the Administrative Agent in its Reasonable Credit Judgment, Credit Card Receivables due from major Credit Card Processors which have not been sent a Credit Card Notification in accordance with Section 5.11; or

(vii) Credit Card Receivables due from a major Credit Card Processor which the Administrative Agent has notified the Borrower in writing that the Administrative Agent has determined, in its Reasonable Credit Judgment, to be unlikely to be collected; or

(viii) Credit Card Receivables of the Loan Parties (A) not arising from Private Label Credit Cards that are co-branded with MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche or (B) that are not owed by MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, to the extent that the Administrative Agent has notified the Borrower in writing that the Administrative Agent has determined, in its Reasonable Credit Judgment, to be unlikely to be collected.

“Eligible Encumbrances” shall mean (x) Liens permitted pursuant to Section 6.02 (d), (e), (k), (o), (r) and (ff), in each case, to the extent such Liens arise by operation of law and are not created, granted or incurred with the consent of any Loan Party, and (y) Liens permitted pursuant to Section 6.02(b), (dd)(i) and (gg).

“Eligible Inventory” shall mean all Inventory of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its sole discretion elects to include such Inventory). No Inventory shall be Eligible Inventory if:

(i) it is not raw materials or finished goods; or

(ii) it is not in good, useable and saleable condition; or

(iii) it is slow-moving, obsolete, defective or unmerchantable; or

(iv) it is not of a type held for sale by the applicable Loan Party in the ordinary course of business (other than unused re-usable water containers); or

(v) it is held on consignment; but only to the extent that the book value of all such Inventory held on consignment exceeds $500,000 in the aggregate; or

(vi) it is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i), to the extent applicable; or

(vii) that is not covered by casualty insurance in compliance with this Agreement; or

(viii) it consists of goods that have been returned by the buyer (other than goods that are undamaged and able to be resold in the ordinary course of business); or

(ix) it has been shipped to a customer (unless it is Eligible Inventory under clause (v) above); or

(x) it is represented by a negotiable document of title unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens, except those created pursuant to the Security Documents; or

(xi) it does not meet in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale; or

(xii) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(xiii) it is not subject to the Collateral Agent’s duly perfected, first-priority security interest or is subject to a Lien (other than any Eligible Encumbrance); or

(xiv) it is located in a public warehouse or in possession of a bailee or in a facility leased by such Loan Party; provided, that Inventory situated at a location not owned by a Loan Party will be Eligible Inventory if the Collateral Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but the Administrative Agent may impose Rent Reserves (A) with respect to an lease agreement in effect as of the Closing Date, commencing 90 days following the Closing Date or (B) with respect to any lease agreement entered into after the Closing Date, commencing 90 days following the effective date of such lease agreement, as applicable); provided, further, that any consigned Inventory that meets the criteria set forth in clause (v) or Inventory that meets the criteria set forth in clause (xix) of this definition of “Eligible Inventory” will not be subject to this clause (xiv); or

(xv) it is located outside of the United States of America or Canada; provided, that the Administrative Agent may include as Eligible Inventory any Inventory which is in transit outside the United States of America or Canada being transported to a customer of a Loan Party in the ordinary course of such Loan Parties’ business; or

(xvi) such Inventory constitutes operating supplies, packaging or shipping materials (other than unused re-usable water containers), cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business; or

(xvii) it is subject to the Intellectual Property rights of a third party that prohibit the relevant Loan Party’s or the Administrative Agent’s right to Dispose of such Inventory, unless (A) the Administrative Agent determines, in its Reasonable Credit Judgment, that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party, provided, that Inventory related to private label programs for which such Inventory is saleable to the licensor of the private label program shall be Eligible Inventory under this subclause (A) unless the Administrative Agent determines, in its Reasonable Credit Judgment, that upon an Event of Default such Inventory could not be liquidated without assistance or interference from, or the payment of money to, such third party, (B) such third party has entered into an agreement reasonably satisfactory to the Administrative Agent permitting such Disposition or (C) the Administrative Agent has otherwise agreed to allow such Inventory to be Eligible Inventory in the Administrative Agent’s Reasonable Credit Judgment; or

(xviii) the Inventory is an Unaudited Acquired Asset until such time as the Inventory is permitted to be included in accordance with the definition of “Borrowing Base”; or

(xix) it is located at a facility where the book value of such Inventory warehoused at such location is less than $50,000, but only to the extent of the excess of the book value of all such Inventory held at all such locations over $3,000,000 in the aggregate.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of the Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.

“Eligible Real Property” means that certain real property owned by a Loan Party located at (i) 2 Sterling St. Irvine, California, (ii) 4548 Azusa Canyon Rd., Irwindale, CA, (iii) 4500 York Blvd., Los Angeles, CA, (iv) 8631 Younger Creek Dr., Sacramento, CA, (v) 45 West Noblestown Road, Carnegie, PA 15106, (vi) 6055 S. Harlem Ave., Chicago, IL, (vii) 6155 S. Harlem Ave., Chicago, IL and (viii) 221 E. Alondra Blvd., Gardena, CA 90248; provided that such real property shall not constitute Eligible Real Property if:

(a) each such real property is not subject to a valid and perfected first priority Mortgage in favor of the Collateral Agent, subject to no other Liens, rights of first refusal, rights of first offer or leases other than (x) Permitted Liens and (y) a lease to a Loan Party or, with the Administrative Agent’s prior written consent, to any other Person;

(b) a Phase I environmental site assessment for such property has not been received by the Administrative Agent;

(c) such real property is not owned solely by a Loan Party; or

(d) a Real Property Appraisal of such property which shows the fair market value for such property and otherwise in form and substance reasonably acceptable to the Administrative Agent has not been received by the Administrative Agent; or

(e) the Borrower has not satisfied the requirements set forth in clauses (vi) and (vii) of the definition of “Collateral and Guarantee Requirement” with respect to such real property; or

(f) any condemnation or taking by eminent domain shall have occurred or any notice of any pending or threatened condemnation or eminent domain proceeding against the relevant premises has been delivered to the owner or lessee thereof that would materially adversely affect the use, operation or value of such premises.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated, enacted, imposed or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, use, transportation, disposal, storage, handling, treatment, Release or threatened Release of any hazardous material or to human health and safety matters (to the extent relating to exposure to hazardous materials).

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of or liability under any Environmental Law or Environmental Permit, (b) the generation, management, use, handling, transportation, disposal, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant (and the extent) to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Financing” means the contribution of an aggregate amount in cash in the form of common equity or other Equity Interests on terms reasonably acceptable to the Arrangers, and which shall cause the equity interests of the Target to represent not less than 28.2% of the total consolidated capitalization of the Target on a Pro Forma Basis; provided, that for purposes of this determination, (i) Indebtedness under this Agreement to fund working capital adjustments in accordance with the Merger Agreement and (ii) increased levels of Indebtedness as a result of all original issue discounts in respect of Indebtedness under the First Lien Credit Agreement, this Agreement and the Second Lien Secured Notes imposed pursuant to the “market flex” provisions of the Fee Letter and any outstanding letters of credit (to the extent undrawn) shall be excluded.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or is otherwise treated as being within a controlled group or under common control with Holdings, the Borrower or a Subsidiary within the meaning of Section 4001 of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-

risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Applicable Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) in the case of any pledge of voting Equity Interests of any Foreign Corporate Subsidiary or FSHCO (in each case, that is owned directly by a Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Corporate Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(c) [Reserved];

(d) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(e) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party (other than, in this clause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in clause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate any Loan Party or its subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in clause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in clause (A)(ii) above, customary non-assignment provisions that are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(f) any Equity Interests of any Immaterial Subsidiary and any Unrestricted Subsidiary;

(g) any Equity Interests of any Subsidiary of, or other Equity Interests owned by, a Foreign Subsidiary;

(h) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to any Loan Party or any subsidiary thereof as determined in good faith by the Borrower;

(i) any Equity Interests set forth on Schedule 1.01(A) to this Agreement which have been identified on or prior to the Closing Date in writing to the Agent by a Responsible Officer of the Borrower and agreed to by the Administrative Agent;

(j) [Reserved]; and

(k) any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of Subsidiary Loan Party):

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c) each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d) each Domestic Subsidiary that is prohibited by any applicable unaffiliated third-party contractual requirement from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any Foreign Subsidiary,

(f) any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary,

(g) any other Domestic Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower, and

(h) each Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.16(b) or 2.16(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d), (e), (h) or (i) or (iv) any Tax imposed under FATCA.

“Existing Letters of Credit” shall mean those letters of credit or bank guarantees issued and outstanding as of the date hereof and set forth on Schedule 1.01(G).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date, there is one Facility (i.e., the Revolving Facility Commitments established on the Closing Date and the extensions of credit thereunder), and thereafter, the term “Facility” may include any other Class of Incremental Commitments and the extensions of credit thereunder.

“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of July 23, 2013 by and among the Merger Sub, the Administrative Agent, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Director of Financial Reporting, Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“FIRREA” shall mean Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations thereunder.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the date hereof among Holdings, the Borrower, as borrower, the lenders party thereto, and Barclays Bank PLC, as administrative agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and the other “Loan Documents” under and as defined in the First Lien Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien/Second Lien Intercreditor Agreement” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Fiscal Quarter” shall mean any fiscal quarter of any Fiscal Year, which fiscal quarter consists of a period of three consecutive fiscal months (generally consisting of four, four and five calendar weeks) and ends on the Friday nearest the last day of a calendar quarter (i.e., March, June, September or December), unless such Friday falls in the next calendar quarter, in which case, the fiscal quarter end is the final Friday in such calendar quarter.

“Fiscal Year” shall mean the fiscal year of the Borrower and the Subsidiaries ending on the Friday nearest December 31 unless such Friday falls in the next calendar year, in which case, the fiscal year end is December 31.

“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a) (i) EBITDA for the Test Period most recently ended as of such date minus (ii) non-financed Capital Expenditures of the Borrower and its Subsidiaries paid in cash during such period minus (iii) cash income taxes paid by the Borrower and its Subsidiaries during such period to (b) the sum of (i) scheduled principal payments required to be made during such period in respect of Indebtedness for borrowed money by the Borrower and its Subsidiaries plus (ii) the Cash Interest Expense for such period plus (iii) Restricted Payments pursuant to Section 6.06(c), (e), (h) or (j), in each case to the extent paid by the Borrower in cash for such period (excluding items eliminated in consolidation); provided, that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

For purposes of calculating the Fixed Charge Coverage Ratio with respect to Test Periods that include periods prior to the Closing Date, the components of such ratio for the Borrower and its Subsidiaries for the following Fiscal Quarters shall be the amounts set forth below:

Fiscal Quarter Ending:	(a)(ii) Non- Financed Capital Expenditures:	(a)(iii) Cash Income Taxes:	(b)(i) Scheduled Principal Payments:	(b)(ii) Cash Interest Expense:	(b)(iii) Restricted Payments:
September 28, 2012	$16,891,001	$0	$775,000	$11,911,394.47	$0
December 28, 2012	$13,759,765	$0	$775,000	$11,911,394.47	$0
March 29, 2013	$25,038,525	$0	$775,000	$11,911,394.47	$0
June 28, 2013	$20,550,781	$0	$775,000	$11,911,394.47	$0

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a building or other improvement comprising part of a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) to the extent a building or other improvement comprising a portion of a Mortgaged Property is located in a Special Flood Hazard Area, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02(b)

hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Applicable Collateral Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Corporate Subsidiary” shall mean any Subsidiary that is a CFC.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Subsidiary that directly or indirectly owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Fund” shall mean collectively, investment funds managed by Affiliates of Crestview Advisors, L.L.C.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Crestview Advisors, L.L.C.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement (ABL) dated as of the date hereof as amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum, petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Hedging Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case of the foregoing, in its capacity as a party to such Hedging Agreement.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“HOD Accounts” shall mean Accounts (i) arising from delivery of services and products in the ordinary course of business to consumer, residential and commercial non-retail (but including wholesaler and distributor) customers, (ii) which are billed pursuant to a customer agreement which provides for periodic billing, (iii) which are billed not more than 30 days after the date of product delivery, (iv) which are tracked by the Loan Parties on “balance-forward aging” basis and (v) any Credit Card Receivables related to any of the foregoing.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings Guarantee and Pledge Agreement” shall mean the Holdings Guarantee and Pledge Agreement (ABL) dated as of the date hereof as amended, restated or otherwise modified from time to time, between Holdings and the Collateral Agent.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the Fiscal Quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(C), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21.

“Incremental Amount” shall mean, at any time, the greater of (x) $25,000,000 and (y) the excess (if any) of the Borrowing Base (excluding the Real Property Component) at such time over the aggregate amount of (i) the then-effective Initial Revolving Facility Commitments at such time and (ii) the then-effective Incremental Revolving Commitments.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Lenders with Incremental Commitments.

“Incremental Commitment” shall mean, with respect to each Lender, such Lender’s commitment to make Incremental Revolving Facility Loans.

“Incremental Revolving Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21(a), to make Incremental Revolving Facility Loans to the Borrower.

“Incremental Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Commitment.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, or (E) in the case of the Borrower and its Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” means the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) to include competitors of Holdings and its subsidiaries, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated August 2013, as modified or supplemented prior to the Closing Date.

“Initial Collateral Reporting Date” shall have the meaning assigned to such term in the definition of “Borrowing Base.”

“Initial Revolving Facility Commitment” shall mean, with respect to each Lender, such Lender’s commitment to make Initial Revolving Facility Loans.

“Initial Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all copyrights and any registrations and applications for registration thereof, copyright licenses, patents and patent applications, patent licenses, trademarks and any registrations and applications for registration thereof, trademark licenses, trade names, domain names, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense (net of interest income) of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type or the date of repayment or prepayment in accordance with Section 2.11, (b) with respect to any ABR Loan, the last day of each calendar quarter, or if any such day is not a Business Day, on the next succeeding Business Day and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, as defined in the Uniform Commercial Code, goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property (including re-usable water containers), and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IPO Entity” means, at any time after a Qualified IPO, Holdings, a direct or indirect parent entity of Holdings, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to a Qualified IPO; provided that, immediately following such Qualified IPO, the Borrower is a direct or indirect Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to such Qualified IPO.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Issuing Bank” shall mean (i) the Administrative Agent and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Bookrunners” shall mean BMO Capital Markets, Barclays Bank PLC and Credit Suisse Securities (USA) LLC.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean (a) any preferred Equity Interests, (b) any Disqualified Stock, (c) any Indebtedness permitted to be incurred under this Agreement that is subordinated in right of payment to the Loan Obligations or any Permitted Refinancing Indebtedness in respect thereof or (d) any Material Indebtedness for borrowed money that is either unsecured or secured by Liens on Shared ABL Collateral that are junior to the Liens securing the Loan Obligations (other than (i)(x) any Material Indebtedness incurred pursuant to Section 6.01(p) and (y) any Material Indebtedness that is secured by Liens on Collateral that are pari passu to the Liens securing the Indebtedness described in subclause (i)(x) and (ii) any Permitted Refinancing Indebtedness in respect of either of the foregoing).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date with respect to Revolving Commitments from time to time prior to such date.

“L/C Disbursement” shall mean a payment or disbursement made by Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, (x) for the period from the Closing Date until the date which is 90 days after the Closing Date, in an amount not to exceed $60,000,000 and (y) thereafter, in an amount not to exceed $40,000,000.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereof if the British Bankers’ Association is no longer making such rates available) for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereof if the

British Bankers’ Association is no longer making a LIBO Rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Line Cap” shall mean, at any time, the lesser of (a) the total Revolving Commitments at such time and (b) the Borrowing Base as such time.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) the ABL Intercreditor Agreement, (vi) the Letters of Credit, (vii) any Note issued under Section 2.09(e) and (viii) solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower, Holdings or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the Borrower, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the Borrowing on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean Business Material Adverse Effect.

“Material Increase Acquisition” shall mean any acquisition of a business or other assets if the inclusion of the Eligible Accounts and Eligible Inventory (if any) so acquired in the Borrowing Base on a Pro Forma Basis at the time of such acquisition would result in an increase in Availability by more than $10,000,000 in the aggregate for all assets acquired in such acquisition (whether such acquisition is carried out in a single transaction or in multiple substantially concurrent transactions with seller parties that are Affiliates of each other) (collectively, “Unaudited Acquired Assets”).

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000.

“Material Real Property” shall mean any parcel or parcels of Real Property located in the United States of America now or hereafter owned in fee by the Borrower or any Subsidiary Loan Party and having a fair market value (on a per-property basis) of (x) at least $5,000,000 as at the Closing Date for Real Property now owned or (y) at least $2,000,000 as of the date of acquisition for Real Property acquired after the Closing Date, in each case as determined by the Borrower in good faith.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means August 30, 2018.

“Maximum ABL Amount” shall mean, at any time, the sum of (i) $75,000,000, (ii) the aggregate amount of all Incremental Revolving Commitments established after the Closing Date and prior to such time (whether or not in effect at such time) and (iii) the Incremental Amount at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Merger Sub” shall have the meaning assigned to such term in the first recital hereto.

“Merger Sub 2” shall have the meaning assigned to such term in the first paragraph hereof.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” shall mean the Material Real Properties and the Eligible Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01(B) and each additional Material Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit F (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters), as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, or of any Reserve, or otherwise).

“Net First Lien Leverage Ratio” shall mean on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by first-priority Liens on Shared ABL Collateral or Shared Term Loan Collateral, less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, with respect to Eligible Inventory, an amount equal to the most recently determined Net Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory.

“Net Orderly Liquidation Value Factor” shall mean the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of such Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory (expressed as a percentage of book value) as determined by reference to the appraisal delivered to the Administrative Agent on or prior to the Closing Date or, if more recent, the most recent appraisal delivered to the Administrative Agent pursuant to Section 5.07(c).

“Net Secured Leverage Ratio” shall mean on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by Liens on Collateral securing the Loan Obligations, less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(e)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedge Agreement.

“OFAC” shall have the meaning provided in Section 3.25(b).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt of perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Overadvance” shall have the meaning assigned thereto in Section 2.01(b).

“Parent” shall have the meaning assigned to such term in the first recital hereto.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Pari Passu Secured Hedge Obligations” shall have the meaning assigned to such term in Section 8.13.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Payment Conditions” shall mean that (a) prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, no Default or Event of Default shall have occurred or been continuing, (b) the Average Pro Forma Availability for the period of 30 consecutive calendar days immediately preceding such action shall be greater than or equal to 12.5% of the Line Cap (provided, that, solely with respect to Restricted Payments permitted under Section 6.06 and payments or distributions permitted under Section 6.09(b) in respect of Indebtedness that is subordinated in right of payment to the Obligations, the foregoing 12.5% thresholds shall be 15%) and (c) if the Average Pro Forma Availability for the period of 30 consecutive calendar days immediately preceding such action is less than 20% of the Line Cap (provided, that, solely with respect to Restricted Payments permitted under Section 6.06 and payments or distributions permitted under Section 6.09(b) in respect of Indebtedness that is subordinated in right of payment to the Obligations, the foregoing 20% thresholds shall be 25%), then at the time of and after giving effect to the relevant action, the Fixed Charge Coverage Ratio for the Test Period most recently ended, determined on a Pro Forma Basis, shall be no less than 1.00 to 1.00.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Cure Securities” shall mean any equity securities of the Borrower, Holdings or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of the term “Permitted Holders.”

“Permitted Holders” shall mean (i) the Co-Investors (and each person to whom any Co-Investor transfers Equity Interests of the Borrower or any Parent Entity in connection with the primary equity syndication following the Closing Date), (ii) any person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clause (i), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests thereof and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clause (i) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Holders specified in clause (i)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Subsidiary other than an Unrestricted Subsidiary:

(a) dollars, euro or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, either (as the Borrower shall elect) (x) the ABL Intercreditor Agreement if such Liens on the Shared ABL Collateral secure any “Non-ABL Obligations” (as defined therein), (y) in the case of Shared Term Loan Collateral, another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the ABL Intercreditor Agreement (as determined by the Borrower in good faith) or (z) in the case of any Collateral, another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens in similar collateral on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Administrative Agent in its Reasonable Credit Judgment.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Revolving Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor) and (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations under this Agreement or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) so long as it complies with Section 6.02; provided, further, that Indebtedness constituting Permitted Refinancing Indebtedness shall not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date.

“Permitted Sale and Lease-Back Property” shall mean the properties listed on Schedule 1.01(H) hereto.

“Permitted Senior Intercreditor Agreement” shall mean, with respect to any Liens on Shared Term Loan Collateral that are intended to be senior to any Liens securing the Loan Obligations, either (as the Borrower shall elect) (x) the ABL Intercreditor Agreement if such Liens secure “Non-ABL Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such senior Liens than the ABL Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a senior basis at the time such intercreditor agreement is proposed to be established, as determined by the Administrative Agent in its Reasonable Credit Judgment.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement or the Holdings Guarantee and Pledge Agreement, as applicable.

“Pricing Grid” shall mean the table set forth below:

Average Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than or equal to 66.67%	0.50%	1.50%
Less than 66.67% but greater than or equal to 33.33%	0.75%	1.75%
Less than 33.33%	1.00%	2.00%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in Average Availability shall become effective on and after each Adjustment Date on a prospective basis based on the Average Availability (as certified by a Financial Officer within ten (10) Business Days of the beginning of each Fiscal Quarter) for the immediately preceding Fiscal Quarter and shall remain in effect until the next change to be effected pursuant to this paragraph.

“Primary Concentration Account” shall mean a Collection Account that is used by a Loan Party as a primary concentration account for proceeds of Eligible Accounts of such Loan Party.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum as announced from time to time by BMO Harris Bank N.A. as its prime rate in effect at its principal office in Chicago.

“Private Label Credit Card” shall mean a credit card that bears any Loan Party’s trademark and/or logo and is issued by a third party which takes the credit risk as to customers on a full recourse basis and makes payments to such Loan Party in a manner similar to other major Credit Card Issuers and where any indebtedness owed by such Loan Party to such third party is on an unsecured basis.

“Pro Forma Availability” shall mean, at any date of determination, an amount equal to the Availability as of such date projected by the management of the Borrower in good faith, after giving effect on a Pro Forma Basis to the relevant transactions; provided, that the Borrowing Base shall be calculated to include any assets acquired pursuant to any relevant transaction to the extent set forth in the penultimate paragraph of “Borrowing Base”.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Article II or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Article II or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) to the extent set forth in a certificate of a Financial Officer of the Borrower and (2) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth on Exhibit I hereto to the extent such adjustments, without duplication, continue to be applicable to such Reference Period.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(c).

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchange applicable to companies with listed equity or debt securities, costs relating to directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, including procuring directors’ and officers’ insurance, legal and other executive costs, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates cash proceeds of at least $75,000,000.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Real Property Appraisal” means an appraisal performed by a certified or licensed appraiser conforming to the applicable requirements of FIRREA (with the Borrower to be responsible for the costs of each such appraisal) to the extent legally required, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Real Property Component” shall have the meaning assigned to such term in the definition of the term “Borrowing Base”.

“Reasonable Credit Judgment” shall mean the Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that, (x) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”, as applicable (and vice versa) or (ii) any reserves deducted in computing book value or Net Orderly Liquidation Value and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment or any building or structure.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to the latest 60 days rent payments made by any Loan Party for each location with respect to which Rent Reserves may be imposed in accordance with clause (xiv) of the definition of Eligible Inventory, as such amount may be adjusted from time to time by the Administrative Agent in its Reasonable Credit Judgment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Credit Exposure and (b) Available Unused Commitments, that taken together, represent more than 50% of the sum of (x) all Revolving Facility Credit Exposure and (y) the total Available Unused Commitment; provided, that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Reserves” shall mean (i) Rent Reserves, (ii) Vehicle Reserves and (iii) such reserves against the Borrowing Base that the Administrative Agent has, in the exercise of its Reasonable Credit Judgment, established or increased from time to time upon at least five Business Days’ notice to the Borrower, including pursuant to Section 8.13. The Administrative Agent acknowledges that as of the Closing Date, other than as agreed on or prior to the Closing Date between the Administrative Agent and the Borrower, it does not know of any other circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve that has not been imposed as of the Closing Date.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

“Retail Accounts”shall mean all Accounts (other than HOD Accounts) and any Credit Card Receivables related thereto.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Other Revolving Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Commitments) is $75,000,000.

“Revolving Facility Commitment” shall mean, with respect to each Lender, such Lender’s commitment to make Revolving Facility Loans.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Lender at any time shall be the product of (x) such Revolving Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Loan” shall mean the Initial Revolving Facility Loans and any Incremental Revolving Facility Loans.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Commitments of all Lenders represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Revolving Lender” shall mean a Lender other than a Swingline Lender.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01. Unless the context otherwise requires, the term “Revolving Loans” shall include the Incremental Revolving Facility Loans.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Secured Notes” shall mean the 10.000% Second-Priority Senior Secured Notes due 2021 issued pursuant to the Second Lien Secured Notes Indenture.

“Second Lien Secured Notes Indenture” shall mean the indenture dated as of the date hereof among the Borrower, as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Notes Documents” shall mean the indenture for the Second Lien Secured Notes and the other “Notes Documents” under and as defined in the Second Lien Secured Notes Indenture, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedge Agreement in accordance with Section 8.13.

“Secured Hedge Counterparty” shall have the meaning assigned to such term in Section 8.13.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Holdings Guarantee and Pledge Agreement, the Collateral Agreement, the IP Security Agreements (as defined in the Collateral Agreement), and each of the security agreements, pledge agreements, and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Settlement” shall have the meaning assigned to such term in Section 2.04(d)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(d)(i).

“Shared ABL Collateral” shall have the meaning assigned to “ABL Priority Collateral” in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement).

“Shared Term Loan Collateral” shall have the meaning assigned to “Non-ABL Priority Collateral” in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement).

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Subsidiaries on the Closing Date or (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Sponsor(s)” means (i) Crestview Advisors, L.L.C., one or more investment funds controlled by Crestview Advisors, L.L.C., and any of their respective Affiliates other than any portfolio companies (collectively, the “Crestview Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Crestview Sponsors; provided, that any Crestview Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Borrower.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time, on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 5.03, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Domestic Subsidiary that is not an Excluded Subsidiary and (b) any other Subsidiary that may be designated by the Borrower in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the First Lien Loan Documents or the Second Lien Notes Documents.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Super Majority Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Credit Exposure and (b) Available Unused Commitments, that taken together, represent more than 662/3% of the sum of (x) all Revolving Facility Credit Exposure and (y) the total Available Unused Commitments at such time. The Revolving Facility Credit Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit D-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $15,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean BMO Harris Bank N.A., in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall mean Barclays Bank PLC.

“Target” shall have the meaning assigned to such term in the first recital hereto.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the date on which (a) the Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized in accordance with Section 2.05(j) or (k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive Fiscal Quarter period of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b) and, initially, the four Fiscal Quarter period ending December 27, 2013.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date, less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” shall mean the Merger Agreement, the Loan Documents, the First Lien Loan Documents and the Second Lien Notes Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Loan Documents, the Merger Agreement, the First Lien Loan Documents, the Second Lien Notes Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Equity Financing; (d) the execution, delivery and performance of the First Lien Loan Documents, the creation of the Liens thereunder, and the initial borrowings thereunder; (e) the execution, delivery and performance of the Second Lien Notes Documents, the creation of the Liens thereunder, and the initial borrowings thereunder; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unaudited Acquired Assets” shall have the meaning assigned to such term in the definition of “Material Increase Acquisition”.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01(E), and (2) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04, and (d) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the First Lien Loan Documents, the Second Lien Notes Documents and all Permitted Refinancing Indebtedness in respect thereof and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent, and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars”, “Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Vehicle Reserve” shall mean a reserve established by the Administrative Agent in an amount up to the amount of non-ordinary course (as determined in good faith by the Borrower) dispositions without replacements or pledges of vehicles used to deliver inventory to cover fleet rental costs during a period of liquidation, as such amount may be adjusted from time to time by the Administrative Agent in its Reasonable Credit Judgment upon at least five (5) Business Days’ notice to the Borrower.

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any reference herein to any person shall be construed to include such person’s successors and permitted assigns.

Section 1.03 Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the Fiscal Quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Revolving Loans. Each Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding the lesser of (x) such Lender’s Revolving Commitment and (y) such Lender’s Revolving Facility Percentage of the Borrowing Base or (ii) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders exceeding the lesser of (x) the total Revolving Commitments at such time and (y) the Borrowing Base at such time; provided, that the aggregate principal amount of Revolving Facility Loans made on the Closing Date shall not exceed $15,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Overadvances. Insofar as the Borrower may request and the Administrative Agent may be willing in its sole and absolute discretion to make Revolving Loans to the Borrower at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (and even if a Default or Event of Default has occurred or is continuing or the Borrower is unable to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date) (any such Loan or Loans being herein referred to individually as an “Overadvance”), the Administrative Agent shall make such Overadvances available to the Borrower. All Overadvances shall be repaid on demand, shall be secured by the Collateral in accordance with the terms hereof and of the

Security Documents and shall bear interest as provided in this Agreement for the Revolving Loans generally. The Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided, that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s and the Borrower’s receipt thereof). All Overadvances shall be ABR Loans. Any Overadvance made pursuant to the terms hereof shall be made by the Lenders ratably in accordance with their Revolving Facility Percentages. The foregoing notwithstanding, in no event (w) unless otherwise consented to by the Required Lenders, shall Overadvances, together with the Protective Advances then outstanding, in the aggregate exceed 5.0% of the then applicable Borrowing Base, (x) shall any Overadvances be outstanding for more than 45 consecutive days, (y) unless otherwise consented to by the Required Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent make any additional Overadvances unless 10 days or more have expired since the last date on which any Overadvances were outstanding or (z) unless otherwise consented to by each affected Lender, shall the Administrative Agent make Revolving Loans on behalf of the applicable Lenders under this Section 2.01(b) to the extent such Revolving Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Commitment or the aggregate principal amount of Revolving Loans exceed the aggregate Revolving Commitments.

(c) Protective Advances. Upon the occurrence and during the continuance of a Default or an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Loans shall not, together with the aggregate amount of all Overadvances then outstanding, exceed 5.0% of the then applicable Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Loans, hereinafter, “Protective Advances”); provided, that (w) all Protective Advances shall be ABR Loans, (x) in no event shall the aggregate Revolving Facility Credit Exposure exceed the total Revolving Commitments of all Revolving Lenders, (y) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided; that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (z) unless otherwise consented to by each affected Lender, the Administrative Agent may not make Revolving Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Lenders ratably in accordance with their Revolving Facility Percentages.

(d) The making of any Agent Advance on any one occasion shall not obligate the Administrative Agent to make any Agent Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.01 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay any Agent Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(e).

(e) Upon the making of any Agent Advance, each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to their Revolving Facility Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Agent Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Agent Advance.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be composed entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of six (6) Eurocurrency Borrowings outstanding. Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of Eurocurrency Borrowings, to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings fall on the same day, such Eurocurrency Borrowings shall be considered a single Eurocurrency Borrowing and (ii) the initial Interest Period with respect to any Eurocurrency Borrowing of Loans made pursuant to the Incremental Revolving Commitments may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted LIBO Rate with respect to such initial Interest Period shall be the same as the Adjusted LIBO Rate applicable to any then-outstanding Eurocurrency Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurocurrency Borrowing.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings. (a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time on the date of the proposed Borrowing; provided, that to request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 p.m., Local Time, on the Closing Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans or Incremental Revolving Facility Loans, as applicable;

(ii) the aggregate amount of the requested Borrowing, which amount shall not result in the Revolving Facility Credit Exposure exceeding the Borrowing Base;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, in the case of the Borrowing on the Closing Date permitted under Section 2.01(a), in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each Borrowing after the Closing Date, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (a) the Borrower’s discovery of the error and (b) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans, in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders exceeding the lesser of (x) the Borrowing Base at such time and (y) the total Revolving Commitments at such time; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by electronic means), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Revolving Facility Percentage of such Swingline Loan. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Administrative Agent, the Swingline Lender and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by facsimile, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 noon, Local Time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Revolving Facility Percentage of the outstanding principal amount of the Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lender’s or Administrative Agent’s Revolving Facility Percentage thereof, shall constitute Revolving Facility Loans of the Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to ABR Loans.

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Agent Advance), each Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Lender’s Revolving Facility Percentage of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Swingline Lender or the Administrative Agent, as the case may be, shall pay to the Swingline Lender or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one hundred percent (100%) of such Lender’s Revolving Facility Percentage of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to ABR Loans.

(iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance.

(iv) Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the

Swingline Lender’s Revolving Loans or Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Loans, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Revolving Facility Percentage of the Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Lender with respect to the Revolving Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent and the Revolving Lenders.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more letters of credit in Dollars issued for any lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, that the Issuing Bank shall not be required to issue any Letter of Credit in its reasonable discretion if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk of full reimbursement with respect to such Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, (ii) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders shall not exceed the total Revolving Commitments and (iii) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders shall not exceed the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrower and the Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, that any Letter of Credit with one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above; provided, that (x) if any such Letter of Credit is outstanding or the expiration date is extended to a date that is later than five Business Days prior to the Maturity Date the Borrower shall Cash Collateralize each such Letter of Credit in an amount equal to the Minimum L/C Collateral Amount on or prior to the date that is five Business Days prior to the Maturity Date or, if later, such date of issuance and (y) each Lender’s participation in any undrawn Letter of Credit that is outstanding on the Maturity Date shall terminate on the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, in Dollars, such Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement not later than 2:00 p.m., Local Time, on the first Business Day after the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement (or the second Business Day, if such notice is received after noon, Local Time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Lender, such Lender’s Revolving Facility Percentage. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Borrowing for Revolving Loans or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and/or the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to (a) any of Section 2.05(c), Section 2.11(b), 2.11(c) or 2.22(a)(v), the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the portion of the Revolving L/C Exposure as of such date required by such Sections, or (b) Section 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Minimum L/C Collateral Amount. Each deposit of Cash Collateral (x) made pursuant to this paragraph, (y) made by the Administrative Agent under Section 5.11(c) during the continuation of an Event of Default or (z) made by the Administrative Agent pursuant Section 2.18(b) or 2.22(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest, other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a threshold under Section 2.11(b) and (c) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the thresholds under Sections 2.11(b) and (c) no longer being exceeded.

(k) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Loans and the termination of all Revolving Commitments by the Borrower pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such

Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to BMO Harris Bank N.A.) each of which agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(n) No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such

Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (or 12:00 noon on the Closing Date), Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided, that ABR Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans at such time. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Loan on behalf of the Lenders (including by means of Swingline Loans to the Borrower). In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Loan shall reimburse the

Administrative Agent for all or any portion of such Revolving Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each such Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Loan for the period from and including the date on which such Revolving Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings and Agent Advances, which may not be converted into or continued as Eurocurrency Borrowings.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit E and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided, that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 (or, if less, the remaining amount of the Revolving Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), the Revolving Facility Credit Exposure (excluding any Cash Collateralized Letter of Credit) would exceed the lesser of (x) the total Revolving Commitments and (y) the Borrowing Base.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned on the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan, Protective Advance and Overadvance to the Borrower on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10 Notice of Prepayment of Revolving Facility Loans. Prior to any prepayment of any Revolving Facility Loans pursuant to Section 2.11, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection (a) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time at least one Business Day before the scheduled date of such prepayment and (b) in the case of a Eurocurrency Borrowing , not later than 2:00 p.m., Local Time at least three Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing shall be applied to the Revolving Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposure of the applicable Lenders at the time of such repayment). Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Eurocurrency Borrowings shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10.

(b) Subject to Section 2.01(b) and (c), in the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap in effect at such time, then the Borrower shall promptly repay outstanding Revolving Loans and/or Cash Collateralize Revolving L/C Exposure in accordance with Section 2.05(j) in an aggregate amount equal to such excess.

(c) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is five Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Lender (other than any Defaulting Lender), through the Administrative Agent, five Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed

L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account (x) five Business Days after the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay the agency fees to the Administrative Agent, for the account of the Administrative Agent (the “Administrative Agent Fees”) set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, such Fees shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, unless otherwise waived by the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) upon termination of the Commitments; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an ABR Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) subject any Lender to any Tax with respect to any Loan Document or any Eurocurrency Loan made by it (other than (i) Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all such required deductions and withholdings have been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative

Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the applicable Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(b) The Loan Parties shall timely pay any Other Taxes in accordance with any applicable Requirement of Law.

(c) The Loan Parties shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to such Loan Party by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to satisfy any such information reporting requirements.

(e) Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, IRS Form W-8BEN (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit J hereto), such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and that the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) IRS Form W-8BEN or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) at the reasonable request of the Borrower and the Administrative Agent, deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Section 2.17; provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, the Administrative Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Tax in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an IRS Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(g). Nothing in this Section 2.17(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a detriment to such person.

(h) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Agent has or has not complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “Applicable Requirement of Law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Loan Party (or proceeds from any Collateral) following an acceleration of the Obligations under this Agreement or any Event of Default under Section 7.01(h) or (i), to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrower hereunder, such funds shall be applied, subject to any applicable intercreditor agreement: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or any Issuing Bank from the Borrower (other than in connection with obligations in respect of Secured Cash Management Agreements or Secured Hedge Agreements); second, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements, Protective Advances and Overadvances; third, ratably to pay principal of unreimbursed L/C Disbursements, Protective Advances and Overadvances; fourth, ratably, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower (other than in connection with obligations in respect of Secured Cash Management Agreements or Secured Hedge Agreements); fifth, ratably, to pay interest due and payable in respect of any Revolving Loans; sixth, ratably, to pay principal of Swingline Loans and Revolving Loans (other than Protective Advances and Overadvances) then due from the Borrower hereunder and any Pari Passu Secured Hedge Obligations and to Cash Collateralize Revolving L/C Exposure in accordance with the procedures set forth in Section 2.05(j); seventh, ratably, to the payment of any obligations in respect of Secured Cash Management Agreements and any other Secured Hedge Agreements that do not constitute Pari Passu Secured Hedge Obligations; eighth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and ninth, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Revolving Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Revolving Loans and participations in L/C Disbursements and Swingline Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon vis-à-vis the aggregate principal amount of all such Lenders’ Revolving Loans and participations in L/C Disbursements and Swingline Loans and the aggregate accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or (c), 2.18(d) or 2.21, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or, if such amendment or waiver by its terms requires the consent of the Super Majority Lenders, the Super Majority Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (a) all Loan Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Days after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Revolving Commitments in an amount not to exceed the Incremental Amount at the time such Incremental Revolving Commitments are established from one or more Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Commitments in their own discretion; provided, that each Incremental Revolving Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Amount or such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”), and (iii) that such Incremental Revolving Commitments shall be commitments to make additional Revolving Loans (such additional Revolving Loans, the “Incremental Revolving Facility Loans”) on the same terms as the Revolving Loans made pursuant to the Commitments in effect on the Closing Date (the “Initial Revolving Facility Loans”).

(b) The Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Commitments.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clauses (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably request to assure that the Loans in respect of Incremental Commitments are secured by the Collateral ratably with one or more Classes of the then existing Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Loans in respect of Incremental Commitments, when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders or Super Majority Lenders, as applicable.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have had reasonable notice of such reallocation and have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one (1) Business Day following the written request (or within two (2) Business Days, if such request is received after noon, Local Time) of the (i) Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrower represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO of the Borrower), the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by Holdings (prior to a Qualified IPO of the Borrower), the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to such person, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of such person, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such person is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens, or (y) any Equity Interests of the Borrower now owned or hereafter acquired by Holdings (prior to a Qualified IPO of the Borrower), other than Liens created by the Loan Documents or Liens permitted by Article VIA.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required by the Security Documents.

Section 3.05 Financial Statements. (a) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the two consecutive Fiscal Quarter period ended in June of 2013 for Holdings and its subsidiaries and (b) (i) the audited consolidated balance sheets for the Fiscal Years ended in December of 2011 and December of 2012 and (ii) statements of income, stockholders’ equity, and cash flow as of and for the Fiscal Years ended in December of 2010, December of 2011 and December of 2012 for Holdings and its subsidiaries, including in each case the notes thereto, if applicable, present fairly in all material respects the consolidated financial condition of Holdings and its subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06 No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Except as set forth on Schedule 3.07(a), each of the Borrower and the Subsidiaries has valid title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all its Material Real Properties (including all Mortgaged Properties) and material leased Real

Properties and has good and marketable title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. The Equity Interests of the Borrower owned by Holdings (prior to a Qualified IPO of the Borrower) are free and clear of Liens, other than Liens permitted by Article VIA.

(b) The Borrower and each of the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 3.07(c), as of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or, to their knowledge, contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d) As of the Closing Date, none of the Borrower and its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(e) Schedule 1.01(B) lists each Material Real Property owned by any Loan Party as of the Closing Date.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings (prior to a Qualified IPO of the Borrower) or the Borrower, threatened in writing against Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings (prior to a Qualified IPO of the Borrower), the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11 Investment Company Act. None of Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Loans made on or after the Closing Date (a) to fund a portion of the consideration for the Merger, (b) to pay the Transaction Expenses, (c) to provide for working capital and (d) for general corporate purposes (including for Permitted Business Acquisitions and any purchase price adjustments (including working capital adjustments) under the Merger Agreement).

Section 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books or caused to be set aside adequate reserves in accordance with GAAP; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to Holdings, the Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements. (a) All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The Projections and other forward-looking information and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.15 Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Borrower, Holdings, the Subsidiaries or any of their ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or, to the knowledge of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries, is reasonably expected to incur any Withdrawal Liability.

Section 3.16 Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Schedule 3.16: (i) neither Holdings, the Borrower nor any of its Subsidiaries has become subject to any Environmental Liability and, to Holdings’ (prior to a Qualified IPO of the Borrower) or Borrower’s knowledge, there is no basis to reasonably expect that Holdings, the Borrower or any Subsidiary will become subject to any Environmental Liability, (ii) no written notice, request for information, order, complaint or penalty has been received by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Holdings’ (prior to a Qualified IPO of the Borrower) or the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws or with respect to any Environmental Liability, in each case relating to Holdings, the Borrower or any of its Subsidiaries, (iii) each of Holdings (prior to a Qualified IPO of the Borrower), the Borrower and its Subsidiaries has all permits, authorizations, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is and has been in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iv) no Hazardous Material is located or has been Released at, on or under any property currently or formerly owned, operated or leased by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any Environmental Liability of Holdings, the Borrower or any of its Subsidiaries and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any Environmental Liability of Holdings, the Borrower or any of its Subsidiaries, (v) there are no agreements in which Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely Environmental Liability of any other person, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (vi) there has been no material written environmental assessment or audit conducted by or on behalf and in the possession, custody or control of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries of any property currently or formerly owned, operated or leased by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date. For purposes of this Section 3.16, the terms “Holdings”, “Borrower” and “Subsidiary” shall include any business or business entity which is, in whole or in part, a predecessor of Holdings, the Borrower or any Subsidiary.

Section 3.17 Security Documents. (a) The Collateral Agreement and the Holdings Guarantee and Pledge Agreement are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement and the Holdings Guarantee and Pledge Agreement, as applicable, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Applicable Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except (x) Liens having priority by operation of law, (y) in the case of Collateral other than certificated securities and instruments of which the Collateral Agent has possession, Permitted Liens and (z) in the case of instruments, Liens subject to the ABL Intercreditor Agreement).

(b) When the Collateral Agreement or an ancillary document thereunder is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in material domestic Intellectual Property listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages, if any, executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Location of Real Property and Leased Premises. (a) The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all material Real Property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all material Real Property leased by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them in the Perfection Certificate except to the extent set forth therein.

(c) Schedule 3.18(c) lists correctly in all material respects all leased premises at which Inventory with an aggregate value in excess of $100,000 is located.

Section 3.19 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing.

Section 3.24 Senior Debt. The Loan Obligations under this Agreement constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25 USA PATRIOT Act; OFAC.

(a) On the Closing Date, each Loan Party is in compliance in all material respects with the material provisions of the USA PATRIOT Act, and the Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender.

(b) None of the Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any of the Subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing activities or business of or with any person, or in any country or territory, that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC.

Section 3.26 Foreign Corrupt Practices Act. No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Subsidiaries conduct their business and to which they are lawfully subject (such laws, collectively, the “Anti-Corruption Law”). None of Holdings, the Borrower or any of the Subsidiaries, nor, to the knowledge of the Borrower or any of the Subsidiaries, any of their directors, officers, agents or employees is in violation of any Anti-Corruption Law.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans hereunder (except for Agent Advances) and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Borrowing or other Credit Event that occurs on the Closing Date, (A) the representations and warranties of Target set forth in Section 4.6(a) of the Merger Agreement shall be true and correct in all respects, (B) the representations and warranties made by or with respect to the Target and its Subsidiaries in the Merger Agreement that are material to the interests of the Lenders (but only to the extent that Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) shall be true and correct in all material respects, and (C) the representations and warranties made in respect of the Borrower in Sections 3.01(a) and (d), 3.02(a) and 3.02 (b)(i)(B) (limited to the Borrower’s constitutive documents), 3.03, 3.10, 3.11, 3.17 (limited to creation, validity and perfection), 3.19, 3.25 and 3.26 shall be true and correct in all material respects; and (ii) except for any Credit Event in respect of an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, in the case of each other Credit Event that occurs after the Closing Date, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) Except for any Credit Event in respect of an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit, in the case of each Borrowing or other Credit Event that occurs after the Closing Date, at the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

(d) Each Borrowing and each other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event, as to the matters specified in clauses (b) and (c) of this Section 4.01.

(e) After giving effect to such Borrowing or such issuance of a Letter of Credit, the aggregate Revolving Facility Credit Exposure shall not exceed the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base in effect at such time.

Section 4.02 First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower, the Issuing Bank and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders and each Issuing Bank, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent, covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (B) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Merger shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement in accordance with the terms and conditions of the Merger as set forth in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Parent or Merger Sub that is materially adverse to the interests of the Arrangers and the Lenders (in their capacities as such) unless it is approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

(f) Prior to, simultaneously, or substantially concurrently with the closing under this Agreement, the Fund or Fund Affiliates and other investors designated by the Fund shall have contributed the Equity Financing.

(g) The Administrative Agent shall have received (i) the financial statements referred to in Section 3.05 and (ii) a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of Holdings and its Subsidiaries (based on the financial statements of Holdings referred to in Section 3.05) as of and for the four consecutive Fiscal Quarter period ending in June of 2013, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), which include adjustments customary for Rule 144A transactions, provided, that it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.

(h) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, none of Holdings, the Borrower or any of their respective subsidiaries shall have any Indebtedness of the type described in clause (a) of the definition thereof other than (i) the Loans and other extensions of credit under this Agreement, (ii) the extensions of credit under the First Lien Credit Agreement, (iii) the extensions of credit under the Second Lien Secured Notes, (iv) other Indebtedness permitted to be incurred or outstanding on or prior to the Closing Date pursuant to the Merger Agreement, (v) other Indebtedness permitted under Section 6.01 and (vi) other Indebtedness approved by the Administrative Agent in its reasonable discretion.

(i) The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(j) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(k) Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods and post-closing set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(l) The Administrative Agent shall have received all documentation and other information required by Section 3.25(a) at least three (3) Business Days before the Closing Date, to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.

(m) Since the date of the Merger Agreement, there shall not have occurred any Business Material Adverse Change.

(n) The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Closing Date, to the effect set forth in Section 4.01(b)(i) and Section 4.02(m) hereof.

(o) The Administrative Agent shall have received evidence of insurance referred to in Section 5.02, to the extent applicable.

(p) If the Initial Collateral Reporting Date occurs on the Closing Date, the Administrative Agent shall have received a Borrowing Base Certificate.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property (other than the abandonment of patents, trademarks, copyrights or other intellectual property rights in the ordinary course of business), licenses (other than with respect to Intellectual Property) and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure; provided, however, that the Borrower and the Subsidiries shall maintain maximum deductibles and/or implement customary excess loss policies, as applicable, that are consistent with past practice or customary industry practices in connection with any such self-insurance.

(b) Except as the Applicable Collateral Agent may agree, cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Applicable Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Applicable Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under such policies directly to the Applicable Collateral Agent; cause all such policies covered by this clause (b) to provide that neither the Loan Parties, the Applicable Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Applicable Collateral Agent may reasonably require from time to time to protect their interests; deliver copies of all such policies covered by this clause (b) or a certificate of an insurance broker to the Applicable Collateral Agent; cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Applicable Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c) If any building or other improvement comprising a portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each, a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent the applicable Flood Documentation.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Collateral Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Collateral Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Applicable Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 150 days after the end of the Fiscal Year ending December 27, 2013 and within 120 days after the end of each Fiscal Year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Subsidiaries as of the close of such Fiscal Year and the consolidated results of their operations during such year and, starting with the Fiscal Year ending in December of 2014, setting forth in comparative form the corresponding figures for the prior Fiscal Year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Holdings or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 60 days after the end of each of the Fiscal Quarters ending in September of 2013, March of 2014 and June of 2014, and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending in September of 2014), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such Fiscal Quarter and the consolidated results of their operations during such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and, starting with the Fiscal Quarter ending in September of 2014, setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management discussion and analysis and certified by a Financial Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the Fiscal Quarter ending in December of 2013, setting forth computations in reasonable detail demonstrating compliance with the Financial Performance Covenant, if then applicable, and setting forth the calculation of Availability as of the end of such quarter, and (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e) within 90 days after the beginning of each Fiscal Year (or such later date as the Administrative Agent may agree), a consolidated annual budget for such Fiscal Year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) in the event that Holdings or any Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;

(i) after the Initial Collateral Reporting Date, promptly, but in any event, no later than the fifteenth Business Day following the end of a calendar month, a Collateral Report with respect to such month; provided, that, if such month ends on or prior to the end of the first six (6) full months following the later of (x) the Closing Date and (y) the Initial Collateral Reporting Date, such Collateral Report shall not be required to be delivered until the twentieth Business Day following the end of such month; and

(j) on or before the twentieth Business Day following the end of each month commencing with the first full month beginning after the Initial Collateral Reporting Date, a Borrowing Base Certificate from the Borrower as of the last day of such immediately preceding month. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Triggering Event after the Initial Collateral Reporting Date, the Borrower shall, if requested by the Administrative Agent, execute and deliver to the

Administrative Agent Borrowing Base Certificates weekly on or before the fifth Business Day following the end of the week. The Borrower may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04(j).

The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent on or prior to the delivery thereof).

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO) or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development, including with respect to matters relating to or arising under Environmental Laws or Environmental Liabilities specific to Holdings, the Borrower or any of the Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, such notice to include details of such ERISA Event and any action that Holdings or the Borrower proposes to take with respect thereto.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals; Collateral Audits. (a) Maintain all financial records in accordance with GAAP and, upon five (5) Business Days’ notice (or, if an Availability Triggering Event has occurred and is continuing, one Business Days’ notice), permit any persons designated by the Administrative

Agent to visit, audit and inspect any of the properties of Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times, upon reasonable prior notice to Holdings (prior to a Qualified IPO) or the Borrower, during normal business hours and without undue disruption to the business of Holdings, the Borrower and its Subsidiaries as often as may be reasonably requested. If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default.

(b) If no Availability Triggering Event has occurred and is continuing during any twelve-month period commencing on or after the Initial Collateral Reporting Date, the Administrative Agent (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower and engaged by the Administrative Agent) shall not conduct more than one Collateral Audit during such twelve-month period, and if an Availability Triggering Event has occurred and is continuing during any twelve-month period commencing on or after the Initial Collateral Reporting Date, the Administrative Agent (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower and engaged by the Administrative Agent) may conduct up to two Collateral Audits during such twelve-month period (not to exceed one Collateral Audit per any three month period); it being understood that any Collateral Audit conducted at the request of the Borrower in connection with a Material Increase Acquisition shall count as a Collateral Audit for purposes of this sentence if such Collateral Audit is not limited to the assets acquired in such Material Increase Acquisition but includes all elements of the Borrowing Base; provided, that if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled in its Reasonable Credit Judgment to conduct additional Collateral Audits. The Borrower agrees to reimburse the Administrative Agent for its actual and documented out-of-pocket costs and expenses reasonably incurred in connection with the Collateral Audits referred to in this clause (b).

(c) If no Availability Triggering Event has occurred and is continuing in any twelve-month period commencing on or after the Initial Collateral Reporting Date, the Administrative Agent, shall be entitled to request, at the expense of the Borrower, during such twelve-month period, one appraisal or update thereof of any or all of the inventory Collateral from one or more Acceptable Appraisers, which appraisal and/or update shall be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent and shall include information required by applicable law and by the internal policies of the Administrative Agent; provided, that if an Availability Triggering Event has occurred and is continuing during any twelve-month period commencing on or after the Initial Collateral Reporting Date, the Administrative Agent shall be entitled to request up to two such appraisals or updates in any twelve-month period (not to exceed one appraisal per any three month period); provided, further, that any appraisals or updates conducted at the request of the Borrower in connection with a Material Increase Acquisition shall count as appraisals or updates for purposes of this sentence if such appraisals or updates are not primarily limited in scope to the assets acquired in such Material Increase Acquisition; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled in its Reasonable Credit Judgment to request additional appraisals or updates. With respect to Eligible Real Property, the Administrative Agent shall be entitled to request, in any thirty-six month period, one Real Property Appraisal or update thereof of any or all of the Eligible Real Property, such appraisal/or update to include, without limitation, information required by applicable law and by the internal policies of the Lenders; provided, that if an Availability Triggering Event has occurred and is continuing in any twelve-month period commencing on or after the date of the Administrative Agent’s receipt of the Initial RE Collateral Reports, the Administrative Agent shall be entitled to request Real Property Appraisals or updates thereof at least once during such twelve month period. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the inventory Collateral from one or more Acceptable Appraisers selected and engaged by the Administrative Agent, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. In connection with any appraisal requested by the Administrative Agent pursuant to this Section 5.07, the Loan Parties shall be given twenty days following such request by the Administrative Agent (or such later date as the Administrative Agent may agree) to choose the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 5.07(c), (i) the Administrative Agent and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall become effective upon the twentieth (20th) day following the finalization of such appraisal (except to the extent otherwise provided in the fourth paragraph of the definition of “Borrowing Base” with respect to Material Increase Acquisitions).

Section 5.08 Use of Proceeds. Use the proceeds of the Loans in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws. (a) Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws; (b) obtain, maintain and renew all Environmental Permits for its operations and properties, in each case in accordance with Environmental Laws; and (c) promptly comply with any governmental requirements and Environmental Laws with respect to any Hazardous Materials, including those requiring the removal, treatment, remediation or disposal of any Hazardous Materials located or Released at, on or under any property owned, operated or leased by the Borrower or any of its Subsidiaries, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. Subject to the ABL Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that the Applicable Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $3,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Applicable Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.

(c) (i) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of the Borrower or such Subsidiary Loan Parties, as applicable, that are not Mortgaged Property as of the Closing Date, to the extent acquired after the Closing Date, within 90 days after such acquisition (or such later date as the Applicable Collateral Agent may agree in its reasonable discretion) pursuant to documentation substantially in the form of Mortgage delivered to the Collateral Agent with respect to the Mortgaged Property set forth on Schedule 1.01(B) as of the Closing Date or in such other form as is reasonably satisfactory to the Applicable Collateral Agent (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens or Liens arising by operation of law, at the time of recordation thereof, (ii) record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, preserve, perfect and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, and (iii) deliver to the Collateral Agent an updated Schedule 1.01(B) reflecting such additional Mortgaged Properties. Unless otherwise waived by the Applicable Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall cause the requirements set forth in clauses (vi) and (vii) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within 15 Business Days after the date on which such Subsidiary is formed or acquired (or such longer period as the Applicable Collateral Agent shall agree in its reasonable discretion), notify the Collateral Agent thereof and, within 20 Business Days after the date on which such Subsidiary is formed or acquired or such longer period as the Applicable Collateral Agent shall agree in its reasonable discretion (or, with respect to clauses (vi), (vii) and (viii) of the definition of “Collateral and Guarantee Requirement”, within 90 days after such formation or acquisition or such longer period set forth therein or as the Applicable Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within 15 Business Days after the date on which such Foreign Subsidiary is formed or acquired (or such longer period as the Applicable Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 50 Business Days after the date on which such Foreign Subsidiary is formed or acquired or such longer period as the Applicable Collateral Agent shall agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(f) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to the Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property other than Material Real Property, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than $3,000,000, (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), (iv) Equity Interests in any person other than Wholly Owned Subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents, (v) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower, (vi) Margin Stock, (vii) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (viii) those assets as to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (x) pending “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (xi) other customary exclusions under applicable local law or in applicable local jurisdictions, (xii) any Excluded Securities, (xiii) all assets of Holdings other than Equity Interests in the Borrower and other related assets pledged pursuant to the Holdings Guarantee and Pledge Agreement, and (xiv) any other exceptions mutually agreed upon between the Borrower and the Applicable Collateral Agent; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property. Notwithstanding anything herein to the contrary, (A) the Applicable Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts except as required by Section 5.11, (C) no landlord, mortgagee and bailee waivers shall be required except to the extent required under this Agreement, (D) no notices shall be required to be sent to account debtors or other contractual third-parties (other than account verifications, and pursuant to Section 5.11 or the exercise of remedies by the Secured Parties), (E) no foreign-law governed security documents or perfection under foreign law shall be required, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, (G) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent) and (H) security documents not governed by laws of the United States, any state thereof or the District of Columbia, and perfection under such laws, shall not be required hereunder.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts.

(a) Within 90 days after the Closing Date (or such later day as the Administrative Agent may reasonably agree), each Loan Party (i) shall enter into a customary account control agreement, in a form reasonably satisfactory to the Administrative Agent (each, an “Account Control Agreement”) with the Collateral Agent and any bank or other financial institution with which such Loan Party maintains a Primary Concentration Account and (ii) may, at its option, enter into an Account Control Agreement with the Collateral Agent and any bank or other financial institution with which such Loan Party maintains any other account (each such account of a Loan Party subject to an Account Control Agreement in subclauses (i) and (ii), a “Controlled Account”), in each case, covering such account.

(b) Each Credit Card Notification and Account Control Agreement shall require, after the occurrence and during the continuance of an Availability Triggering Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date has occurred) of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Controlled Account net of such minimum balance (not to exceed $100,000 per account and $1,000,000 in the aggregate), if any, required by the bank at which such Controlled Account is maintained to an account of, and maintained by, the Collateral Agent in the name of the Borrower (the “Dominion Account”).

(c) Subject to the ABL Intercreditor Agreement and any other applicable intercreditor agreement, all collected amounts received in the Dominion Account shall be distributed and applied on a daily basis by the Administrative Agent to repay outstanding Loans and, if an Event of Default has occurred and is continuing, to Cash Collateralize any Revolving L/C Exposure in respect of outstanding Letters of Credit in accordance with Section 2.05(j); provided, that, for the avoidance of doubt, any repayment or prepayment of the Revolving Loans pursuant to this Section 5.11(c) shall not reduce the Revolving Commitments then in effect.

(d) The Loan Parties may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution; provided, that (i) the Loan Parties, collectively, shall at all times maintain at least one Primary Concentration Account and (ii) any new Primary Concentration Account shall be subject to compliance with Section 5.11(a) with respect thereto.

(e) The Dominion Account shall at all times be under the sole dominion and control of the Collateral Agent. The funds on deposit in the Dominion Account shall be applied in accordance with this Agreement and the ABL Intercreditor Agreement or any other intercreditor agreement.

(f) So long as no Availability Triggering Event has occurred and is continuing, the Loan Parties shall have full and complete access to, and may direct, and shall have sole control over, the manner of disposition of funds in all Controlled Accounts.

(g) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) on or after the Termination Date, (y) when all Availability Triggering Events have been cured or (z) when no Loans are outstanding and all Letters of Credit have been Cash Collateralized, shall be remitted to the Loan Parties as the Borrower may direct.

(h) (i) Subject to Sections 5.11(j) and (k), if the Account Debtor in respect of any Eligible Account makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall use commercially reasonable efforts to direct the Account Debtor to make such payment to a Controlled Account.

(ii) Subject to Sections 5.11(j) and (k), if any funds are received by a Loan Party from any Account Debtor in respect of any Eligible Account by check or by any other means other than via wire transfer into a Controlled Account, such Loan Party shall cause such funds to be deposited into either a Controlled Account or an Additional Collection Account as soon as reasonably practicable, and in any event within two (2) Business Days of the receipt thereof (or such longer period as the Administrative Agent may agree); provided, however, that if, on any day, any Loan Party receives such funds from any single Account Debtor in an aggregate amount for such Account Debtor on such day of greater than $100,000, then such Loan Party shall cause the funds received from such Account Debtor to be deposited into a Controlled Account within two (2) Business Days of the date on which such funds become available to such Loan Party (or such longer period as the Administrative Agent may agree).

(iii) Any funds deposited into an Additional Collection Account that is not itself a Controlled Account shall be transferred to a Controlled Account within two (2) Business Days (or, if an Availability Triggering Event has occurred and is continuing, one (1) Business Day) following any day on which the balance of any such Additional Collection Account exceeds $100,000 or the aggregate balance for all such Additional Collection Accounts exceeds $500,000, such that immediately after giving effect to such transfer, the balance in no such Additional Collection Account shall exceed $100,000 and the aggregate balance for all such Additional Collection Accounts shall not exceed $500,000.

(i) The Administrative Agent shall promptly (but in any event within two (2) Business Days) (a) furnish written notice to each person with whom a Controlled Account is maintained of any termination of an Availability Triggering Event or (b) take such other action and execute such other documents as may be reasonably requested by the Borrower or the applicable Loan Party in connection with any termination of an Availability Triggering Event.

(j) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (i) any account of any Loan Party that is not a Primary Concentration Account or (ii) any other account that is not an Additional Collection Account (including deposit accounts) with an individual average monthly end of day balance of less than $100,000 and $2,000,000 in the aggregate (any such excluded accounts, the “Excluded Accounts”). Any account referred to in clause (ii) of this paragraph is not subject to Section 5.11(h)(ii) or (h)(iii).

(k) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 5.11 during the initial 90-day period commencing on the Closing Date (or such longer period referred to in clause (ii) below) to the extent that the Borrower uses commercially reasonable efforts to establish the arrangements above as promptly as practicable, and in no event later than (i) the date that is 91 days following the Closing Date or (ii) such later date as the Administrative Agent may agree.

(l) Each Loan Party shall deliver onto the Administrative Agent, within thirty (30) days following entry by such Loan Party into a Credit Card Agreement with a Credit Card Processor or Credit Card Issuer, a duly executed Credit Card Notification.

Section 5.12 Post-Closing. With respect to each Mortgaged Property set forth on Schedule 1.01(B), cause the Collateral and Guarantee Requirement to be satisfied.

Section 5.13 Rating. Exercise commercially reasonable efforts to maintain public corporate credit and public corporate family ratings from each of Moody’s and S&P.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date (provided, that any such Indebtedness that is in excess of $2,000,000 shall be set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that such Refinancing is accompanied by a concurrent reduction in Commitments in respect of the Indebtedness being Refinanced;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness owed by any Loan Party to Holdings or any Subsidiary that is not a Loan Party shall be subordinated to the Loan Obligations under this Agreement on subordination terms substantially in the form of Exhibit K hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of all or substantially all of the assets of, or all or substantially all of the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or a division or line of business of a person or a controlling interest in a person (or any subsequent investment made in a person, division or line of business previously acquired in any such acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that (x) in the case of Indebtedness secured by Liens on the Shared Term Loan Collateral that are pari passu with, or senior to, the Liens on the Shared Term Loan Collateral securing the Loan Obligations under this Agreement, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the assumption or incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions, is (A) not greater than 3.50 to 1.00 or (B) no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (y) in the case of Indebtedness secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Loan Obligations under this Agreement, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the assumption of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions, is (A) not greater than 4.50 to 1.00 or (B) no greater than the Net Secured Leverage Ratio in effect immediately prior thereto, and (z) in the case of unsecured Indebtedness, the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions is (A) not greater than 5.00 to 1.00 or (B) no greater than the Total Net Leverage Ratio in effect immediately prior thereto; provided, further, (A) that the incurrence of any Indebtedness for borrowed money pursuant to this clause (h)(i) (except for any seller note or other seller financing) shall be subject to the last paragraph of this Section 6.01, and (B) any such Indebtedness incurred by any Subsidiary that is not a Guarantor shall not exceed at the time of, and after giving effect to, the incurrence thereof, together with the aggregate principal amount of any other non-Guarantor Indebtedness outstanding pursuant to Section 6.01(l)(i), (r)(i) and (s)(i), the greater of $25,000,000 and 2.5% of Consolidated Total Assets; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of $50,000,000 and 4.5% of Consolidated Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capitalized Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $50,000,000 and 4.5% of Consolidated Total Assets, and any Permitted Refinancing Indebtedness in respect thereof;

(l) (i) other Indebtedness secured by Liens on the Shared Term Loan Collateral that are pari passu with, or senior to, the Liens on the Shared Term Loan Collateral securing the Loan Obligations under this Agreement, so long as after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof), the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00; provided, (A) that the incurrence of any Indebtedness for borrowed money pursuant to this clause (l)(i) shall be subject to the last paragraph of this Section 6.01, and (B) any such Indebtedness incurred by any Subsidiary that is not a Guarantor shall not exceed at the time of, and after giving effect to, the incurrence thereof, together with the aggregate principal amount of any other non-Guarantor Indebtedness outstanding pursuant to Section 6.01(h)(i), (r)(i) and (s)(i), the greater of $25,000,000 and 2.5% of Consolidated Total Assets; and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(m) Guarantees (i) by any Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Borrower of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(t) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Obligations under this Agreement to at least the same extent as such underlying Indebtedness is subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p) (i) Indebtedness incurred under the First Lien Credit Agreement (or under any other credit facility, indenture or otherwise) in an aggregate principal amount not to exceed on the date of incurrence, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(p), (x) $420,000,000 plus (y) such additional amounts so long as, immediately after giving effect to the establishment of the commitments in respect of such additional amounts under this clause (y) only (and assuming such commitments are fully drawn) and the use of proceeds of the loans thereunder (but without netting any of the proceeds thereof), (A) in the case of Indebtedness secured by first-priority Liens on the Shared Term Loan Collateral, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00 and (B) in the case of Indebtedness secured by Liens on the Shared Term Loan Collateral that are pari passu with, or junior to, the Liens on the Shared Term Loan Collateral securing the Loan Obligations under this Agreement the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00; provided, that any Indebtedness for borrowed money incurred under this clause (p)(i)(y) will be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past or industry practice;

(r) (i) other Indebtedness secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Loan Obligations under this Agreement, so long as after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof), the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00; provided, (A) that the incurrence of any Indebtedness for borrowed money pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01, and (B) any such Indebtedness incurred by any Subsidiary that is not a Guarantor shall not exceed at the time of, and after giving effect to, the incurrence thereof, together with the aggregate principal amount of any other non-Guarantor Indebtedness outstanding pursuant to Section 6.01(h)(i), (l)(i) and (s)(i), the greater of $25,000,000 and 2.5% of Consolidated Total Assets; and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s) other unsecured Indebtedness so long as the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) is not greater than 5.00 to 1.00; provided, (A) that the incurrence of any Indebtedness for borrowed money pursuant to this clause (s)(i) shall be subject to the last paragraph of this Section 6.01, and (B) any such Indebtedness incurred by any Subsidiary that is not a Guarantor shall not exceed at the time of, and after giving effect to, the incurrence thereof, together with the aggregate principal amount of any other non-Guarantor Indebtedness outstanding pursuant to Section 6.01(h)(i), (l)(i) and (r)(i), the greater of $25,000,000 and 2.5% of Consolidated Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $25,000,000 and 2.5% of Consolidated Total Assets, and any Permitted Refinancing Indebtedness in respect thereof;

(u) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business consistent with past or industry practice and not in connection with the borrowing of money or any Hedging Agreements;

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business consistent with past or industry practice;

(w) [Reserved];

(x) obligations in respect of Cash Management Agreements;

(y) Refinancing Notes under (and as defined in) the First Lien Credit Agreement and any Permitted Refinancing Indebtedness incurred in respect thereof;

(z) (i) Indebtedness represented by the Second Lien Secured Notes (or any other Indebtedness incurred under any other credit facility, indenture or otherwise that is unsecured or secured on a junior lien basis permitted by Section 6.02(gg)) in an aggregate principal amount not to exceed on the date of incurrence, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(z), (x) $350,000,000, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa) [Reserved]

(bb) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $25,000,000 and 2.5% of Consolidated Total Assets, and any Permitted Refinancing Indebtedness in respect thereof;

(cc) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(dd) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ee) Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Subsidiaries;

(ff) other Indebtedness of the Borrower or any Subsidiary, so long as (i) the Payment Conditions are satisfied at the time of incurrence of such Indebtedness and (ii) such Indebtedness is either unsecured or secured by junior Liens on Collateral permitted by Section 6.02(gg); and

(gg) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (gg) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (gg), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, that (i) all Indebtedness under the First Lien Credit Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (p)(i) of this Section 6.01 and (ii) all Indebtedness represented by the Second Lien Secured Notes outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (z)(i) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

With respect to any Indebtedness for borrowed money described in Section 6.01(h)(i) (except as set forth therein), 6.01(l)(i), 6.01(p)(i)(y), 6.01(r)(i) or 6.01(s)(i), (A) the stated maturity date of such Indebtedness shall be no earlier than the Latest Maturity Date as in effect at the time such Indebtedness is incurred and (B) except in respect of any such Indebtedness incurred under any revolving credit facility, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Revolving Facility Loans.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value (as determined in good faith by the Borrower) that does not exceed $2,000,000 in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Liens, and (B) proceeds and products thereof;

(b) (i) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) any Lien created under the First Lien Loan Documents, and (iii) any Lien created under the Second Lien Notes Documents;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided, further, with respect to Liens in connection with Indebtedness that is assumed in connection with an acquisition of assets of Capital Stock, no such Lien extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or was created in contemplation of the applicable acquisition of assets or Capital Stock (except to the extent the Indebtedness with respect to such Liens are otherwise permitted under Section 6.01);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or otherwise constituting Investments permitted by Section 6.04;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof and customary security deposits; provided, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as (i) such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property and (ii) such Liens are created substantially simultaneously with the consummation of the related Sale-Leaseback Transaction;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance policies or surveys delivered with respect to the Mortgaged Properties set forth on Schedule 1.01(B) as of the Closing Date or subsequent to the Closing Date pursuant to Section 5.10 or Schedule 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal

Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of any person securing Indebtedness permitted under Section 6.01(bb);

(u) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business consistent with past practice or industry practice;

(w) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements;

(y) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) Liens in respect of non-recourse sales or factoring of receivables owned by any Foreign Subsidiary that extend only to the receivables and associated ancillary rights subject thereto;

(bb) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee) Liens on not more than $15,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens on Collateral that are junior to the Liens thereon securing the Loan Obligations, so long as such junior Liens are subject to a Permitted Junior Intercreditor Agreement;

(hh) [Reserved];

(ii) [Reserved];

(jj) Liens on Shared Term Loan Collateral, including Liens that are senior to or pari passu with the Liens securing the Loan Obligations in connection with Indebtedness incurred under Section 6.01(l), so long as, in the case of first-priority Liens, immediately after giving effect to the incurrence of Indebtedness secured by such first-priority Liens and the use of proceeds thereof (but without netting any of the proceeds thereof), the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00;

(kk) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party; and

(ll) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount that at the time of, and after giving effect to, the incurrence of such Liens, would not exceed the greater of $25,000,000 and 2.5% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ll) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ll), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, neither the Borrower nor any other Subsidiary shall create, incur, assume or permit to exist any Liens securing Indebtedness on any delivery vehicles other than as permitted by Section 6.02(b), (h) or (i).

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property or Permitted Sale and Lease-Back Property, (ii) property owned by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by the Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Net First Lien Leverage Ratio, immediately after giving effect to such Sale and Lease-Back Transaction and all related transactions on a Pro Forma Basis, will not exceed 3.50 to 1.00 (assuming, for purposes of this subclause (b), that all Indebtedness incurred in connection with Sale and Lease-Back Transactions made in reliance on this subclause (b) and all Indebtedness incurred under Section 6.01(p)(y)(A) and Section 6.01(l), in each case outstanding at such time, is included in such calculation of the Net First Lien Leverage Ratio) and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing Date, the net proceeds therefrom are applied in accordance with Section 2.12(c) of the First Lien Credit Agreement (or any analogous provision of any Permitted Refinancing Indebtedness in respect thereof) to the extent required thereby; provided, further, that the Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to clause (a)(ii) or clause (b) of this Section 6.03 (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $25,000,000).

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than loans or advances in respect of (A) intercompany current liabilities incurred in connection with the cash management operations of the Borrower and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practices), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) the Transactions;

(b) after giving effect to the applicable Investments, (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that as at any date of determination, the aggregate amount of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to subclause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net outstanding intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (ii), plus (C) outstanding Guarantees by the Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (iii) shall not exceed the sum of (X) the greater of $10,000,000 and 1% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $10,000,000 and 1% of Consolidated Total Assets in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $25,000,000 and 2.5% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investments pursuant to this Section 6.04(j); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j) (except to the extent the preceding parenthetical does not apply);

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower, Holdings, or any Parent Entity;

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower, so contributed pursuant to this clause (r) shall not in the aggregate exceed $15,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s) Investments consisting of Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practice and industry practice;

(u) [Reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by the Borrower and its Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) [Reserved];

(z) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons in the ordinary course of business;

(aa) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower, Holdings or any Parent Entity;

(cc) Investments in joint ventures in an aggregate amount not to exceed the sum of (X) the greater of $25,000,000 and 2.5% of Consolidated Total Assets, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (cc); provided, that if any Investment pursuant to this clause (cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc) (except to the extent the preceding parenthetical does not apply);

(dd) Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $25,000,000 and 2.5% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that the person in which Investments pursuant to this clause (dd) is made in shall become a Subsidiary Loan Party thereafter; provided, further, that such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary Loan Party and so long as such person remains a Subsidiary Loan Party, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(dd); and

(ee) Investments in any Unrestricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $25,000,000 and 2.5% of Consolidated Total Assets plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment shall, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(ee) (except to the extent the preceding parenthetical does not apply); and

(ff) other Investments, provided, that at the time such Investment is made, the Payment Conditions are satisfied.

The amount of Investments that may be made at any time pursuant to Section 6.04(b), 6.04(j) or 6.04(dd) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Sections; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under one of the other Related Sections.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory, or the non-recourse sale or factoring of receivables that are owned by any Foreign Subsidiary, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, (iv) the assignment by the Borrower and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the Merger Agreement in respect of any breach by the Seller of its representations and warranties set forth therein, or (v) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the

Lenders or (v) any Subsidiary may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made either (i) on terms that are substantially no less favorable to such Loan Party, as applicable, then would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of such Loan Party in good faith or (ii) be counted as an Investment to the extent of any shortfall below fair market value and permitted to the extent permitted by Section 6.07;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction;

(g) Dispositions of assets (other than Shared ABL Collateral) not otherwise permitted by this Section 6.05; provided, that the net cash proceeds thereof, if any, are applied in accordance with Section 2.12(c) of the First Lien Credit Agreement (or any analogous provision of any Permitted Refinancing Indebtedness in respect thereof) to the extent required thereby;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(i) leases, licenses or subleases or sublicenses any real or personal property in the ordinary course of business;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the net cash proceeds thereof, if any, are applied in accordance with Section 2.12(c) of the First Lien Credit Agreement (or any analogous provision of any Permitted Refinancing Indebtedness in respect thereof) to the extent required thereby;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of clause (a) of the definition of “Net Proceeds” in the First Lien Credit Agreement (or any analogous provision of any Permitted Refinancing Indebtedness in respect thereof);

(l) [Reserved];

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) no Default or Event of Default exists or would result therefrom and (B) the net cash proceeds thereof, if any, are applied in accordance with Section 2.12(c) of the First Lien Credit Agreement (or any analogous provision of any Permitted Refinancing Indebtedness in respect thereof) to the extent required thereby; and

(n) Dispositions not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds thereof shall not exceed, in any Fiscal Year of the Borrower, $20,000,000; provided further, that (A) amounts not fully utilized in any Fiscal Year may be carried forward and utilized in the next Fiscal Year and (B) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(o) other Dispositions, provided, that at the time such Disposition is made, the Payment Conditions are satisfied.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Borrower), and (ii) such Disposition (except to Loan Parties) is for at least 75% cash consideration; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of less than $10,000,000 or to other transactions involving assets with a fair market value of not more than the greater of $30,000,000 and 3.0% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $30,000,000 and 3.0% of Consolidated Total Assets immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Borrower or any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or debt securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (and any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) in respect of any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state, local or foreign taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of subclauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as, as the case may be, (x) Holdings owns no material assets other than the Equity Interests in the Borrower and assets incidental to such equity ownership, or (y) any Parent Entity owns directly or indirectly no material assets other than Equity Interests in Holdings and assets incidental to such equity ownership);

(c) Restricted Payments may be made to Holdings, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Holdings, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any Fiscal Year $10,000,000 (which shall increase to $15,000,000 subsequent to a Qualified IPO) (plus (x) the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the Borrower or the Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) any Restricted Payments may be made so long as the Payment Conditions are satisfied at the time such Restricted Payments are made;

(f) Restricted Payments may be made on the Closing Date in connection with the consummation of the Transactions;

(g) Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, Restricted Payments may be made to pay, or to allow Holding or a Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(i) Restricted Payments may be made to Holdings or any Parent Entity to finance any Investment that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such dividend or distribution shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; or

(j) other Restricted Payments may be made in an aggregate amount not to exceed $10,000,000.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, Holdings, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $5,000,000, unless such transaction (or series of related transactions) is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Borrower or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of Holdings or of the Borrower,

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $2,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith),

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04,

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower held by Holdings (prior to a Qualified IPO of the Borrower) shall be pledged to the Collateral Agent (and Holdings shall deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Applicable Collateral Agent) on behalf of the Lenders pursuant to the Holdings Guarantee and Pledge Agreement,

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of Disinterested Directors of the Borrower, in good faith,

(x) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view,

(xii) subject to subclause (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to the Fund or any Fund Affiliate to the extent listed on a funds flow mutually acceptable to the Borrower and the Administrative Agent,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xiv) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any Fiscal Year not to exceed the sum of (1) the greater of $2,000,000 and 2% of EBITDA for such Fiscal Year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any previously unused or deferred fees (to the extent such fees could have been within such amount in clause (A)(1) above originally), plus (B) 1% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services in connection with a public offering of equity, plus (C) a transaction fee of not more than $10,000,000 to be paid to the Fund or a Fund Affiliate in connection with the Transactions on the Closing Date, plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Event of Default is continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale, transfer of Equity Interests of the Borrower or any Subsidiary to Holdings (or a Parent Entity) and capital contributions by Holdings (or a Parent Entity) to the Borrower or any Subsidiary,

(xvi) the issuance of Equity Interests to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions,

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),

(xviii) [Reserved],

(xix) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries,

(xxi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05,

(xxiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and

(xxiv) Investments by the Fund or a Fund Affiliate in securities of the Borrower or any of the Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 5.0% of the outstanding issue amount of such class of securities.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiary Loan Parties.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01 (other than a Refinancing utilizing proceeds from Loans hereunder),

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing,

(C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests (other than Permitted Cure Securities) that are not Disqualified Stock made within eighteen months prior thereto,

(D) the conversion of any Junior Financing to Equity Interests of Holdings or any Parent Entity,

(E) additional payments and distributions, so long as the Payment Conditions are satisfied at the time such payments or distributions are made, and

(F) other payments and distributions in an aggregate amount not to exceed $10,000,000, or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Indebtedness permitted to be incurred hereunder that is a Junior Financing, or any agreement, document or instrument evidencing or relating to any of the foregoing, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions, if applicable, thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the First Lien Loan Documents, the Second Lien Notes Documents, any Refinancing Notes under (and as defined in) the First Lien Credit Agreement or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k), (l), (p), (r), (s), (aa) or (ff) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in (x) the First Lien Loan Documents, if such Indebtedness is secured by Liens pari passu with or senior to the Liens securing the First Lien Credit Agreement or (y) in all other cases, the Second Lien Notes Documents (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [Reserved]; or

(R) any encumbrances or restrictions of the type referred to in Section 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of, or similar arrangements to, the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangements.

Section 6.10 Fixed Charge Coverage Ratio. If, at the close of business on any day, a Covenant Triggering Event shall exist, the Borrower must maintain a Fixed Charge Coverage Ratio (commencing for the Test Period then most recently ended) of not less than 1.00 to 1.00 until such time as no Covenant Triggering Event shall exist. For purposes of this Section 6.10, when calculating Availability under the definition of Covenant Triggering Event, Availability for a non-Business Day shall be Availability as of the immediately preceding Business Day.

Section 6.11 Fiscal Year. In the case of the Borrower, permit its Fiscal Year to change without prior notice to the Administrative Agent.

ARTICLE VIA

Holdings Negative Covenants

Holdings (prior to a Qualified IPO of the Borrower) covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than (i) Liens created under the Loan Documents and (ii) Liens of a type described in clause (d), (e), (k), (dd), (gg), (jj) or (kk) of Section 6.02) on any of the Equity Interests issued by the Borrower, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person, and (c) Holdings shall at all times own directly or indirectly 100% of the Equity Interests of the Borrower and shall not Dispose of any Equity Interests in the Borrower; provided, further, that notwithstanding anything herein to the contrary, there shall be no restriction on the formation of additional holding companies of Holdings.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document, Borrowing Base Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; provided, that the failure of any representation or warranty made or deemed made by any Loan Party (other than the representations and warranties referred to in clause (i) of Section 4.01(b)) to be true and correct in any material respect on the Closing Date will not constitute an Event of Default hereunder;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.05(e), 5.01(a), 5.05(a), 5.08 or 5.12 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement applicable to it contained in (i) Section 5.04 or Section 5.07 and such default shall continue unremedied for a period of seven days after notice thereof from the Administrative Agent to the Borrower, or (ii) any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness of the Borrower or any of its Subsidiaries becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $25,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary, (ii) Holdings, the Borrower or any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan or (iii) Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or conditions, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Applicable Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement and the Holdings Guarantee and Pledge Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Applicable Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO of the Borrower) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower) or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j) and (iv) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the later of (x) the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), and (y) the date a Covenant Triggering Event occurs during any applicable quarter that causes the Borrower to fail to comply with the requirements of the Financial Performance Covenant, Holdings and the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant, (iv) all Cure Amounts shall be disregarded for purposes of determining any financial ratio-based conditions, pricing, satisfaction of the Payment Conditions or any basket with respect to the covenants contained in this Agreement and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with the Financial Performance Covenant for the quarter in respect of which such Cure Right is exercised, either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash (other than with respect to any portion of such Cure Amount that is used to prepay Revolving Loans to the extent accompanied by permanent reductions in Revolving Commitments). If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

Section 7.03 Treatment of Certain Payments. Any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied in accordance with clauses first through ninth in Section 2.18(b).

ARTICLE VIII

The Agents

Section 8.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03 Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any

Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07 Indemnification. The Lenders agree to indemnify each Agent and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and unused Commitments hereunder; provided, that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank thereunder and the aggregate principal amount of

Swingline Loans owing to the Swingline Lender shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10 Arrangers and Syndication Agent. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger or Syndication Agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11 Security Documents and Collateral Agent Under Security Documents and Guarantees. The Lenders authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18.

The Lenders hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the ABL Intercreditor Agreement, any Permitted Junior Intercreditor Agreement, any other Permitted Senior Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The Lenders irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (y) the ABL Intercreditor Agreement or any other intercreditor agreement referred to in the foregoing sentence, entered into by the Collateral Agent, shall be binding on the Secured Parties, and each Lender hereby agrees that it will take no actions contrary to the provisions of the ABL Intercreditor Agreement or, if entered into and if applicable, any Permitted Junior Intercreditor Agreement or any other Permitted Senior Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness under the First Lien Credit Agreement and the Second Lien Secured Notes and any future providers of Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders (including in their capacities as potential Cash Management Banks and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j) and (aa) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or

(ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c) and, if any restriction referred to in this clause (B) relates to property other than cash, Permitted Investments or joint venture interests, such restriction either existed at the time such property was acquired (and was not created in contemplation of such acquisition) or was permitted by Section 6.09(c)(R).

Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13 Secured Hedge Obligations. (a) The Borrower and any Hedge Bank (the “Secured Hedge Counterparty”) may from time to time designate the Hedging Agreement to which they are parties as being a “Secured Hedge Agreement” upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and the Secured Hedge Counterparty, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include (i) a description of such Hedging Agreement and (ii) the maximum amount (expressed in Dollars) of the Hedge Termination Value thereunder, if any, that is elected by the Borrower and the Secured Hedge Counterparty to constitute “Pari Passu Secured Hedge Obligations” and as to which an equal Reserve shall be taken against the Borrowing Base (each, a “Designated Pari Passu Amount” and the Obligations under such Secured Hedge Agreement (to the extent of such Designated Pari Passu Amount), “Pari Passu Secured Hedge Obligations”); provided that no such Designation Notice shall be effective and no such Designated Pari Passu Amount with respect to any Secured Hedging Agreement shall constitute Pari Passu Secured Hedge Obligations (and no such Reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Pari Passu Amount (including to the Reserve for Pari Passu Secured Hedge Obligations to be established by the Administrative Agent in connection therewith), the Availability would be less than zero.

(b) The Borrower and the applicable Secured Hedge Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Secured Hedging Agreement upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the reserve against the Borrowing Base with respect thereto; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 8.13(a). For the avoidance of doubt, Obligations under any Hedging Agreement designated pursuant to this Section 8.13 in excess of the applicable Designated Pari Passu Amount shall constitute Obligations under a Secured Hedge Agreement but shall be entitled to a lesser priority of payment as set forth in Section 2.18(b).

Section 8.14 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, the Issuing Bank as of the Closing Date or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (which consent, if required and following the occurrence and during the continuance of an Event of Default under any of Sections 7.01 (b), (c), (h) or (i), will be deemed given if the Borrower has not responded within 10 Business Days of a receipt of a request for such consent); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Borrower in writing prior to the Closing Date, or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person (other than in connection with assignments to Ineligible Institutions, in which case the consent of the Borrower shall be required, and which consent will be deemed given if the Borrower has not responded within 10 Business Days of a receipt of a request for such consent); and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C) the Swingline Lender and each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. The Administrative Agent shall, in connection with any potential assignment, provide to the Borrower a copy of any assigning lender’s request (including the name of the prospective assignee) irrespective of whether an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)); provided, that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.17 than the applicable Assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties hereto acknowledge that the Commitments, Loans and other Loan Obligations are intended to be in “registered form” within the meaning of Treasury Regulations Sections 1.871-14(c) and 5f.103-1(c) and Sections 163(f), 871(h) and 881(c) of the Code, and this Section 9.04(b)(iv) shall be interpreted and applied in a manner consistent therewith.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to such assignment required by clause (b) of this Section and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its applicable Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than (A) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders) or (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii), (iii), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The parties hereto acknowledge that the Commitments, Loans and other Loan Obligations are intended to be in “registered form” within the meaning of Treasury Regulations Sections 1.871-14(c) and 5f.103-1(c) and Sections 163(f), 871(h) and 881(c) of the Code, and this Section 9.04(d)(ii) shall be interpreted and applied in a manner consistent therewith.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each

Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(b)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Lender or any Issuing Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, and in connection with field examinations and collateral audits and appraisals (to the extent provided in Section 5.07 or in the definition of “Collateral and Guarantee Requirement”), or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, and in connection with the Loans made or the Letters of Credit issued hereunder including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of such for such affected person).

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable documented out-of-pocket expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, special counsel in each appropriate specialty and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, including in each case any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any property currently or formerly owned, leased or operated by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary, or any other Environmental Liability of Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Qualified IPO), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO) or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the definitions of “Borrowing Base”, “Availability” and the related definitions and the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees of any Lender, without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender,

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 7.03 (including clauses first through ninth of Section 2.18(b) as used in Section 7.03) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders”, “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, and the Super Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), except as provided in Sections 9.08 (d) and (e),

(vi) release all or substantially all of the Collateral or release Holdings (prior to a Qualified IPO) from its Guarantee under the Holdings Guarantee and Pledge Agreement, or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Guarantee Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders), in each case without the prior written consent of the Super Majority Lenders;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

(c) Without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO of the Borrower) and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders hereunder, including the Required Lenders and the Super Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to cure any ambiguity, omission, defect or inconsistency or (B) to integrate any Incremental Revolving

Commitments in a manner consistent with Section 2.21, including, with respect to Incremental Revolving Facility Loans, as may be necessary to establish such Incremental Revolving Facility Loans as a separate Class or tranche from the existing Loans or Commitments. The Administrative Agent and the Borrower shall modify the Loan Documents to include the commitments to make such Incremental Revolving Facility Loans (and any letter of credit and Swingline exposure thereunder) in the definition of Required Lenders and Super Majority Lenders on substantially the same basis as the Loans are included on the Closing Date.

(f) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

Section 9.17 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public-reporting company, material information of a type that would not be reasonably expected to be publicly available if such company were a public-reporting company) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as solely containing information that is either (A) of a type that would reasonably be expected to be publicly available if Holdings or the Borrower were a public-reporting company or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18 Release of Liens and Guarantees. (a) The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Holdings Pledge and Guarantee Agreement or the Guarantee Agreement, as applicable, or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, (i) the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (ii), immediately prior to the consummation of a Qualified IPO of the Borrower, the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any Equity Interests or other assets owned by Holdings shall automatically be released (unless, in each case, the Borrower shall elect in its sole discretion that such release of Holdings shall not be effected).

(c) The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification thereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Syndication Agent and each Joint Lead Arranger each is and has been acting solely as a principal, and except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Syndication Agent nor any Joint Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Syndication Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

Section 9.23 Affiliate Activities. The Borrower and each other Loan Party acknowledges that the Administrative Agent and each Joint Lead Arranger (and each of their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, the other Loan Parties and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower, the other Loan Parties and their respective Affiliates, or (iii) have other relationships with the Borrower, the other Loan Parties and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, the other Loan Parties and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CRESTVIEW DS MERGER SUB II, INC. (to be merged on the Closing Date with and into DS WATERS OF AMERICA, INC.), as the Borrower

By:	/s/ Ron Frieman
	Name:	Ron Frieman
	Title:	Chief Financial Officer and Treasurer

DS WATERS ENTERPRISES, INC., as Holdings

By:	/s/ Ron Frieman
	Name:	Ron Frieman
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Asset-Based Revolving Credit Agreement]

BMO HARRIS BANK N.A., as Administrative Agent and as a Lender

By:	/s/ Craig Thistlethwaite
	Name:	Craig Thistlethwaite
	Title:	Director

[Signature Page to Asset-Based Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Vice President

[Signature Page to Asset-Based Revolving Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
	Name:	VIPUL DHADDA
	Title:	AUTHORIZED SIGNATORY

By:	/s/ Jean-Marc Vauclair
	Name:	Jean-Marc Vauclair
	Title:	Authorized Signatory

[Signature Page to Asset-Based Revolving Credit Agreement]

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

[Signature Page to Asset-Based Revolving Credit Agreement]

Execution Version

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the lenders from time to time party thereto (“Lenders”), and BMO Harris Bank N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(iv) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. Pursuant to Section 9.04(b)(ii) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500 and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17 of the Credit Agreement.

3. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Commitment	Principal Amount Assigned[1]	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the Aggregate Commitments of all Lenders thereunder)

Revolving Facility Loans/Commitments	$		%

Incremental Revolving Facility Loans/ Commitments	$		%

[Remainder of page intentionally left blank]

[1]	Minimum amount of Commitments and/or Loans assigned is governed by Section 9.04(b)(ii) of the Credit Agreement.

The terms set forth above are hereby agreed to:	Accepted[2]

, as Assignor	[BMO HARRIS BANK N.A., as Administrative Agent][3]

by:	by:
Name:	Name:
Title:	Title:

, as Assignee	BMO HARRIS BANK N.A., as Swingline Lender

by:	by:
Name:	Name:
Title:	Title:

BMO HARRIS BANK N.A., as Issuing Bank

by:
Name:
Title:

[INSERT NAME], as Issuing Bank

by:
Name:
Title:

[DS WATERS OF AMERICA, INC., as Borrower][4]

by:
Name:
Title:

[2]	To be completed to the extent consents are required under Section 9.04(b)(i) of the Credit Agreement.
[3]	Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender or an Approved Fund.
[4]	Consent of the Borrower shall not be required (i) for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or (ii) if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing, to any other person (other than Ineligible Institutions). If consent is required following the occurrence and during the continuance of an Event of Default under any of Section 7.01(b), (c) (h) or (i), consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after any request for such consent.

Execution Version

Exhibit B

BMO Harris Bank N.A.
Agency Services
Tele:	(312) 461-2841
Fax:	(312) 765-8078

Reference:	DS Waters of America, Inc.

Please complete the below information and return to Kevin Houlahan at your earliest convenience.

Lender’s Legal Name:

Tax ID #
Please include the appropriate W-8 or W-9 tax form via fax and send the original by mail to the address below.

Relationship Manager:
Name:
Title:
Authorized Signature:
Address:

Telephone:
Fax:
E-mail:

Administrative Contact:
Name:
Title:
Address:

Telephone:
Fax:
E-mail:
Back-Up:
Telephone:
E-mail:

Wire Instructions:
Destination Bank Name:
City:
State:
9 Digit ABA #
Beneficiary Name:
Beneficiary Acct.
Text/Information:

Page Two

Please indicate to whom we should direct the following documents:

1.	Confirmation of Loan Activity

( ) Relationship Manager
( ) Administrative Contact

2.	Financial Statements (if applicable)

( ) Relationship Manager
( ) Administrative Contact

FOR ALL ACTIVITY ON THIS CREDIT:

(i.e. new borrowing, disbursements of fees, payments, etc.)

Primary Operations Contact (Post Closing)	Closing Contact & Tax Forms
TBD	Kevin Houlahan
Bank of Montreal	BMO Harris Bank, N.A.
115 S. LaSalle Street - 17W	115 S. LaSalle Street - 17W
Chicago, IL 60603	Chicago, IL 60603

BMO Agency Services	BMO Harris Agency Services

Telephone Number: (312) 461-2839	Telephone Number: (312) 461-2841
Fax Number: (312) 461-3458	Fax Number: (312) 765-8078
gfs.agencyus@bmo.com	kevin.houlahan@bmo.com

PAYMENT/WIRE TRANSFER INSTRUCTIONS:

BMO Harris Bank N.A.

Chicago,

IL

ABA # 071000288

Acct Name: GFS Agent Bank Services

Acct No: 109-535-5

Reference: DS Waters of America, Inc.

Execution Version

EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

August 30, 2013

This Solvency Certificate is delivered pursuant to Section 4.02(i) of the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the lenders party thereto from time to time, and BMO Harris Bank N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in [his][her] capacity as an officer of the Borrower and not in [his][her] individual capacity, as follows:

1. I am a Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section 3.05 of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in [his][her] capacity as a Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

DS WATERS OF AMERICA, INC.

By:
Name: [ ]
Title: [ ]

[Signature Page to Solvency Certificate]

EXHIBIT D-1

FORM OF BORROWING REQUEST

Date:5             ,

To:	BMO Harris Bank N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the Lenders from time to time party thereto and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.	The Borrowing will be a Borrowing of Loans.6

2.	The aggregate amount of the proposed Borrowing is: $ .

3.	The Business Day of the proposed Borrowing is: .

4.	The Borrowing is comprised of $ of ABR Loans and $ of the Eurocurrency Loans.7

5	The Borrower must notify the Administrative Agent by telephone not later than 1:00 p.m., Local Time (a) in the case of a Eurocurrency Borrowing, three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, on the date of the proposed Borrowing; provided, that to request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 p.m., Local Time, on the Closing Date, in the case of an ABR Borrowing and 12:00 p.m., Local Time, three days prior to the Closing Date, in the case of a Eurocurrency Borrowing. Each telephonic Borrowing Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form to the Administrative Agent.
6	Revolving Facility Loans or Incremental Revolving Facility Loans.
7	If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

5.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the Borrowing shall be month(s).

6.	The location and number of the account to which the proceeds of such Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(A) The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); and

(B) No Event of Default or Default has occurred and is continuing or would result from the proposed Borrowing.

[Signature page follows.]

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

DS WATERS OF AMERICA, INC.

By:
Name:
Title:

[Signature Page to the Borrowing Request]

Execution Version

EXHIBIT D-2

FORM OF SWINGLINE BORROWING REQUEST

Date:8             ,

To:	BMO Harris Bank N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the Lenders from time to time party thereto and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you, pursuant to Section 2.04(b) of the Credit Agreement, of the Swingline Borrowing specified below:

7.	The Business Day of the proposed Swingline Borrowing is: .

8.	The aggregate amount of the proposed Swingline Borrowing is: $ .

9.	The location and number of the account to which the proceeds of such Swingline Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Swingline Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(A) The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); and

8	The Borrower must notify the Administrative Agent and the Swingline Lender by telephone (confirmed by delivery of this form by electronic means to the Administrative Agent) not later than 2:00 p.m., Local Time on the day of the proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request will be irrevocable.

(B) No Event of Default or Default has occurred and is continuing or would result from the proposed Swingline Borrowing.

[Signature page follows.]

This Swingline Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

DS WATERS OF AMERICA, INC.

By:
Name:
Title:

[Signature Page to the Swingline Borrowing Request]

Execution Version

EXHIBIT E

FORM OF INTEREST ELECTION REQUEST

Date:9             ,

To:	BMO Harris Bank N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the Lenders from time to time party thereto and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such election:

10.	Borrowing to which this request applies (including Facility, principal amount and Type of Loans subject to election): .10

11.	Effective date of election (which shall be a Business Day): .

12.	The Loans are to be [converted into] [continued as] [ABR] [Eurocurrency] Loans.

13.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the election shall be months.11

9	The Borrower must notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form to the Administrative Agent.
10	If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).
11	If a Eurocurrency Borrowing is requested but no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(signature page follows)

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

DS WATERS OF AMERICA, INC.

By:
Name:
Title:

Execution Version

EXHIBIT F to

ABL Credit Agreement

FORM OF MORTGAGE

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

by and from

[                                         ]

“Mortgagor”

to

BMO HARRIS BANK N.A., in its capacity as Collateral Agent, “Mortgagee”

Dated as of                  , 201

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

[                                         ]

Prepared by [                                        ]

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of                  , 201   by and from [                    ], a [                    ], as mortgagor, assignor and debtor (in such capacities and, together with any successors and assigns in such capacities, “Mortgagor”), whose address is [                    ], to BMO Harris Bank N.A. (“BMO”), as Collateral Agent for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”), having an address at [            ].

WHEREAS, reference is made to (a) that certain Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), DS Waters Enterprises, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and BMO, as Administrative Agent, and the other parties party thereto, and (b) that certain Collateral Agreement (ABL) dated as of August 30, 2013 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, “Collateral Agreement”), among Borrower and each Subsidiary Loan Party (as defined therein) party thereto and the Collateral Agent; and

WHEREAS, the Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Mortgage. [Mortgagor is a subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Mortgage in order to induce the Lenders to extend such credit].

Accordingly, the parties hereto agree as follows:

DEFINITIONS

Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. The rules of construction specified in the Credit Agreement also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

ABL Intercreditor Agreement” means the ABL Intercreditor Agreement dated as of August 30, 2013 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time) among Barclays Bank PLC, as the Credit Agreement Agent and the First-Priority Collateral Agent (each as defined therein), and BMO, as the ABL Facility Agent (as defined therein), and the other parties party thereto or, if replaced by another intercreditor agreement in compliance with the Credit Agreement, such replacement (as amended, renewed extended, supplemented, restated, supplemented or otherwise modified from time to time).

“Bankruptcy Code” has the meaning assigned to such term in Section 5.2.

“BMO” has the meaning assigned to such term in the preamble hereof.

“Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

“Charges” means any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property except, in each case, Permitted Liens.

“Collateral Agent” means BMO acting as the collateral agent for the Secured Parties, together with its successors in such capacity.

“Collateral Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

“Credit Agreement Documents” means (a) the “Loan Documents” as defined in the Credit Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Event of Default” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Property” has the meaning assigned to such term in the Collateral Agreement.

“Holdings” has the meaning assigned to such term in the recitals of this Mortgage.

“Intercreditor Agreements” means each of the ABL Intercreditor Agreement and any other intercreditor agreement entered into in compliance with the Credit Agreement.

“Mortgage” has the meaning assigned to such term in the preamble hereof.

2

“Mortgaged Property” means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereinafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under the following (in each case other than Excluded Property): (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and (in each case in this clause (2)) that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all reserves, escrows or impounds required under the Credit Agreement or any of the other Credit Agreement Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature that (in each case in this clause (3)) are specifically related to the Mortgaged Property (the “Deposit Accounts”), (4) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (5) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (6) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating specifically to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (7) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (8) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (9) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), (10) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements or Fixtures (the “Condemnation Awards”) and (11) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating specifically to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property

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Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Mortgagee” has the meaning assigned to such term in the preamble hereof.

“Mortgagor” has the meaning assigned to such term in the preamble hereof.

“Permitted Liens” means Liens that are not prohibited by the Credit Agreement. Without limiting the generality of the foregoing, the matters that are set forth on Exhibit B attached hereto are Permitted Liens.

“Secured Amount” has the meaning assigned to such term in Section 2.4.

“Secured Obligations” means, collectively, (i) the “Loan Obligations” as defined in the Credit Agreement, (ii) obligations of the Loan Parties in respect of any Secured Cash Management Agreement designated by the Borrower as such in accordance with the Credit Agreement and (iii) obligations of the Loan Parties in respect of any Secured Hedge Agreement designated by the Borrower as such in accordance with the Credit Agreement (other than Excluded Swap Obligations (as defined in the Collateral Agreement)).

“Secured Parties” means the persons holding any Secured Obligations and in any event including all “Secured Parties” as defined in the Collateral Agreement.

“UCC” means the Uniform Commercial Code of [            ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [            ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

GRANT

Grant. To secure the payment or performance, as the case may be, in full of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, for the benefit of the Secured Parties, and hereby grants to Mortgagee, for the benefit of the Secured Parties, a mortgage lien upon and a security interest in all of Mortgagor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under any Credit Agreement Document and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement Documents, but also any and all other

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indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.12

Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any other Credit Agreement Document or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage and the other Credit Agreement Documents.

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Title to Mortgaged Property and Lien of this Instrument. Mortgagor has valid fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable mortgage lien, with record notice to third parties, on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Liens.

12	To be discussed with local counsel.

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Priority. Mortgagor shall preserve and protect the priority of the lien and security interest of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement.

Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is (a) removed temporarily for its protection, maintenance or repair, (b) replaced by an item of similar functionality and quality, (c) obsolete or unnecessary for the then-current operation of the Premises, or (d) not prohibited from being removed by the Credit Agreement or the Collateral Agreement.

Inspection. Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon reasonable prior notice to Mortgagor and at reasonable times during regular business hours, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property. The expense of any inspection shall be borne by the Mortgagee unless an Event of Default shall have occurred and be continuing at the time of such inspection, in which case the Mortgagor shall pay, or reimburse the Mortgagee for, such expense.

Insurance; Payment of Charges.

Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 5.02 of the Credit Agreement.

Payment of Charges. Unless and to the extent not prohibited by the terms of the Credit Agreement, Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. Mortgagor shall deliver to Mortgagee, upon Mortgagee’s reasonable written request, to the extent reasonably available to Mortgagor, receipts evidencing the payment of all such Charges.

DEFAULT AND FORECLOSURE

Remedies. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

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Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to Mortgagee.

Other. Exercise all other rights, remedies and recourses granted under the Credit Agreement Documents or otherwise available at law or in equity.

Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

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Remedies Cumulative, Concurrent and Nonexclusive. Subject to the Intercreditor Agreements, and to Section 5.15 of the Collateral Agreement, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Agreement Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Agreement Documents or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Agreement Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Agreement Documents or the lien priority and security interest in and to the Mortgaged Property. For payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Secured Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Agreement Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Agreement Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or

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such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Credit Agreement Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Agreement Documents for such Event of Default.

Application of Proceeds. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly apply the proceeds of any sale of the Mortgaged Property, in accordance with Section 4.02 of the Collateral Agreement.

Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Additional Advances and Disbursements; Costs of Enforcement.

Upon the occurrence and during the continuance of any Event of Default, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and reasonable documented or invoiced out-of-pocket expenses incurred at any time by Mortgagee under this Section 4.9, or otherwise under this Mortgage or applicable law, that is payable under Section 4.9(b) shall, if not paid when due, bear interest at the rate provided therefor in Section 2.13(c) of the Credit Agreement and all such sums, together with interest thereon, shall be secured by this Mortgage.

To the extent contemplated by Section 9.05 of the Credit Agreement, Mortgagor shall pay all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

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No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Credit Agreement Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ASSIGNMENT OF RENTS AND LEASES

Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases (but only to the extent permitted under the existing Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing and Mortgagee shall not have made the election below, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

Perfection Upon Recordation. Mortgagor acknowledges that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and by the terms of the Leases, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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SECURITY AGREEMENT

Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, or the exercise or applicability of any remedies in respect thereof, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Property under the Collateral Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property.

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MISCELLANEOUS

Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement, as such address may be changed by written notice to the Mortgagee and the Borrower. All communications and notices hereunder to Mortgagor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Agreement Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Attorney-in-Fact. Subject to the Intercreditor Agreements, Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days (or such longer period as Mortgagee may agree in its reasonable discretion) after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance that are payable under Section 4.9(b) shall be added to and included in the Secured Obligations and, if not paid when due, shall bear interest at the rate provided therefor in Section 2.13(c) of the Credit Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

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Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall bind and inure to the benefit of their respective permitted successors and assigns. Mortgagee hereunder shall at all times be the same person that is the “Collateral Agent” under the Collateral Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Collateral Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage. Upon the acceptance of any appointment as the “Collateral Agent” under the Collateral Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee pursuant hereto.

Waivers; Amendment.

No failure or delay by Mortgagee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Agreement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Mortgagee or any other Secured Party hereunder and under the other Credit Agreement Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Mortgagee and Mortgagor, subject to any consent required in accordance with Section 9.08 of the Credit Agreement, and except as otherwise provided in the Intercreditor Agreements. Mortgagee may conclusively rely on a certificate of an officer of Mortgagor as to whether any amendment contemplated by this Section 7.5(b) is permitted.

Notwithstanding anything to the contrary contained herein, Mortgagee may grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the date hereof for the perfection of security interests in the assets of Mortgagor on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Mortgage or the other Credit Agreement Documents.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

13

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Termination or Release.

In each case subject to the terms of the Intercreditor Agreements:

This Mortgage and the Liens and security interests created by this Mortgage shall automatically terminate and be released upon the occurrence of the Termination Date or otherwise in accordance with Section 9.18 of the Credit Agreement.

[Mortgagor shall automatically be released from its obligations hereunder and the security interests in the Mortgaged Property shall be automatically released upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary or ceases to be a Guarantor or is otherwise released from its obligations under the Guarantee.]13

The security interests in the Mortgaged Property shall automatically be released (i) upon any sale or other transfer thereof by Mortgagor that is not prohibited by the Credit Agreement to any person that is not a Loan Party, (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Mortgaged Property pursuant to Section 9.08 of the Credit Agreement, or (iii) as otherwise may be provided in the Intercreditor Agreements.

Solely with respect to the Secured Obligations (as defined in the Collateral Agreement), Mortgagor shall automatically be released from its obligations hereunder and/or the security interests in the Mortgaged Property shall in each case be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18 of the Credit Agreement without delivery of any instrument or performance of any act by any party, and all rights to the Mortgaged Property shall revert to Mortgagor.

In connection with any termination or release pursuant to this Section 7.7, Mortgagee shall execute and deliver to Mortgagor all documents that Mortgagor shall reasonably request to evidence such termination or release (including, without limitation, mortgagee releases or UCC termination statements), and will duly assign and transfer to Mortgagor, such of the Mortgaged Property that may be in the possession of Mortgagee and has not theretofore been sold or otherwise applied or released pursuant to this Mortgage. Any execution and delivery of

13	NTD: To be included if Mortgagor is a Subsidiary Loan Party.

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documents pursuant to this Section 7.7 shall be made without recourse to or warranty by Mortgagee. In connection with any termination or release pursuant to this Section 7.7, Mortgagor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of mortgage releases or UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Mortgagor, Mortgagee shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage. Mortgagor agrees to pay all reasonable and documented out-of-pocket expenses incurred by Mortgagee (and its representatives) in connection with the execution and delivery of such release documents or instruments.

Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Applicable Law. The provisions of this Mortgage shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.

Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Mortgage and are not to affect the construction of, or to be taken into consideration in interpreting, this Mortgage.

Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Mortgagee as Agent. Mortgagee has been appointed to act as Agent by the other Secured Parties pursuant to the Credit Agreement and the Collateral Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, the Collateral Agreement and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

Recording Documentation To Assure Security. Mortgagor shall promptly, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and

15

shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Further Acts. Mortgagor shall, at the sole cost and expense of Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto Mortgagee, the property and rights hereby conveyed or assigned or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Mortgagor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Mortgagor under this Section 7.14, Mortgagee may execute or take the same as the attorney-in-fact for Mortgagor, such power of attorney being coupled with an interest and is irrevocable. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is

16

intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof, except Permitted Liens.

Mortgagee’s Fees and Expenses; Indemnification.

Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder by the Mortgagor and Mortgagee and other indemnitees shall be indemnified by the Mortgagor, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement.

Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 7.18 shall remain operative and in full force and effect regardless of the termination of this Mortgage or any other Credit Agreement Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Mortgage, any other Credit Agreement Document, or any investigation made by or on behalf of Mortgagee or any other Secured Party. All amounts due under this Section 7.18 shall be payable within fifteen days (or such longer period as Mortgagee may reasonably agree to) on written demand therefor.

Jurisdiction; Consent to Service of Process.

(a) Mortgagor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Mortgagee, any Secured Party, or any Affiliate of the foregoing, in any way relating to this Mortgage, any other Credit Agreement Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Mortgage or in any other

17

Credit Agreement Document shall affect any right that Mortgagee or any Secured Party may otherwise have to bring any action or proceeding relating to this Mortgage or any other Credit Agreement Document against Mortgagor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Mortgage or the other Credit Agreement Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Mortgage irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Mortgage will affect the right of any party to this Mortgage or any other Credit Agreement Document to serve process in any other manner permitted by law.

Section 1.2 Subject to Intercreditor Agreements. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and (ii) the exercise of any right or remedy by the Mortgagee hereunder or the application of proceeds (including insurance and condemnation proceeds) of the Mortgaged Property are subject to the provisions of the Intercreditor Agreements to the extent provided therein. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Mortgage, the terms of the applicable Intercreditor Agreement shall govern.

LOCAL LAW PROVISIONS

Local Law Provisions. Notwithstanding anything to the contrary contained in this Mortgage but subject to the Intercreditor Agreements, and to Section 5.18 of the Collateral Agreement, in the event of any conflict or inconsistency between the provisions of this Article 8 and the other provisions of this Mortgage, the provisions of this Article 8 will govern.

[LOCAL LAW PROVISIONS TO FOLLOW]

[remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],
a [ ]

By:
Name:
Title:

S-1

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

I, the undersigned, a notary public in and for said County and State aforesaid, DO HEREBY CERTIFY, that [                    ], personally known to me to be the Secretary, of [                    ], a [                    ], personally known to me to be the person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Secretary, he signed and delivered the said instrument of said corporation, pursuant to the authority given by the Board of Directors of said corporation a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this day of , 201 .

Signature of Notary

Commission expires , 201 .

[local counsel to advise on how to

conform to state law]

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Exh. A-1

EXHIBIT B

PERMITTED ENCUMBRANCES

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked [Pro Forma Policy] issued by [Title Insurance Company], dated as of the date hereof and delivered to Mortgagee on the date hereof, bearing [Title Insurance Company] reference number [Title Number] relating to the real property described in Schedule A attached hereto.

Execution Version

EXHIBIT G-1

FORM OF COLLATERAL ACCESS AGREEMENT (LANDLORD)

                     (“Landlord”) acknowledges that                      (“Tenant”) has advised Landlord that [[Tenant]/ [Tenant’s Parent [Borrower]] has entered into that certain Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as amended, amended and restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) with lenders party thereto from time to time (the “Lenders”), BMO HARRIS BANK N.A., as administrative agent and collateral agent (together with its successors, in such capacity, “Agent”), and certain other parties. Landlord has further been told that pursuant to certain agreements to be entered into in connection with the Credit Agreement (as they may be amended, amended and restated, supplemented, extended or otherwise modified from time to time, together with the Credit Agreement, the “Loan Documents”), Tenant’s obligations to Agent and the Lenders under the Credit Agreement are to be secured by, among other things, a security interest in, among other things, Tenant’s assets, equipment (which is not permanently attached to the real estate), inventory and trade fixtures, together with all additions, substitutions, replacements, improvements and proceeds thereof (“Tenant’s Property”), now or hereafter located in, on or about the real property described on Exhibit A annexed hereto and commonly known as                     (the “Premises”) which Tenant is leasing pursuant to that certain [Lease Name] dated as of                     between Landlord and Tenant a copy of which is annexed hereto as Exhibit B (together with all amendments, modifications and supplements thereto or renewals or replacements thereof, the “Lease”). Landlord has been requested to execute and deliver this Collateral Access Agreement as a condition to the Lenders’ extension of credit under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Landlord hereby certifies and agrees as follows:

(a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) Landlord has no knowledge of any defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, and (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no actual knowledge of the occurrence of any other default under or in connection with the Lease.

Landlord shall send to Agent a concurrent copy of any notice of default or acceleration of rent payments under the Lease (any such notice, a “Default Notice”) sent to Tenant. Failure by Landlord to send any such notice shall not affect the rights or obligations of Landlord or Tenant under the Lease, and Landlord shall not incur liability for failure to do so. Landlord shall allow Agent the same rights to cure a default under the Lease as Tenant has under the Lease during the greater of (x) the same cure period afforded to Tenant and (y) fifteen (15) days from the Agent’s receipt of the Default Notice (provided that Agent shall have no obligation to cure). Landlord shall also send to Agent a concurrent copy of notice of any termination of the Lease. If, for any reason whatsoever, the Landlord either deems itself entitled to redeem or take possession of the Premises during the term of the Lease or intends to sell or otherwise transfer all or any part of its interest in the Premises, the Landlord will notify Agent 15 days before taking such action.

Landlord acknowledges that Tenant’s Property is and will remain personal property and not fixtures even though Tenant’s Property may be affixed to or placed in, on or about the Premises, and that any rights Landlord may have in or to Tenant’s Property are hereby subordinated in favor of the rights of

Agent and the other Secured Parties therein. Landlord will not assert against the Tenant’s Property any statutory or possessory liens, including, without limitation, rights of levy or distraint for rent, all of which it hereby waives.

During the term of the Lease, Landlord grants to Agent a license to enter upon and into the Premises upon reasonable prior written notice to Landlord at reasonable times during regular business hours to inspect, evaluate, assemble, take possession of, remove, sell or otherwise enforce its security interest in Tenant’s Property, all without charge and without necessity of court order, during all times that Tenant has a right to possession of the Premises and pursuant to Section 5 below. Landlord shall cooperate with Agent’s enforcement of its security interest and rights in Tenant’s Property, at no cost to the Landlord. Agent will comply with any security or escort requirements or other reasonable requirements imposed by Landlord. In entering upon or into the Premises, Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to Tenant’s Property.

Within the 90-day period after receipt by Agent of a notice that the Lease has been terminated, Agent shall have the right, but not the obligation, to cause Tenant’s Property to be removed from the Premises provided Landlord is paid the minimum rent that would accrue under the Lease (if it were still in effect) for the period that Agent is in possession of the Premises, it being understood, however, that the Agent shall not, thereby, have assumed any of the obligations of the Tenant to the Landlord (except as provided in Sections 4 and 5), including without limitation, any obligation to pay any past due rent owing by the Tenant. As between the Landlord and the Agent, the cost of repair for any physical damage to the Premises caused by the conduct of such sale and any removal of Tenant’s property by or through Agent (normal wear and tear excluded) shall be the responsibility of the Agent.

Agent and Lenders may amend, modify and extend any obligations of Tenant or any terms and conditions of the Credit Agreement and related instruments and agreements, without consent of or notice to Landlord.

Redress for any claim against Landlord hereunder shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises. The obligations of Landlord hereunder are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents. In no case shall Landlord be liable to Agent or Lenders, or Agent or Lenders be liable to Landlord, for any lost profits, damages to business, or any form of special, indirect or consequential damages.

All notices hereunder to Landlord or to Agent shall be in writing and sent to Landlord or to Agent at its address set forth on the signature page hereof by facsimile, by United States mail, or by overnight delivery service.

The agreements contained herein shall supplement the terms of the Lease and shall continue in effect until Landlord shall have received Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

This Collateral Access Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state in which the Lease is effective, without regard to conflicts of laws principles that could require the application of any other law.

2

This Collateral Access Agreement may be executed in any number of several counterparts. The agreements contained herein may not be modified except by an agreement in writing signed by Landlord, Agent and Tenant, or their respective successors in interest. The agreements contained herein shall inure to the benefit of and shall be binding upon Agent and its successors and assigns and Landlord and its successors and assigns (including any transferees of the property in which the Premises is located).

[Signature Page Follows]

3

,
as Landlord

By:
Name:
Title:

Landlord’s Address For Notices:

Fax: ( )

AGREED AND ACCEPTED

AS OF                     :

as Tenant

By:
Name:
Title:

BMO HARRIS BANK N.A.,
As Agent

By:
Name:
Title:

Agent’s Address For Notices:

BMO Harris Bank N.A.

111 West Monroe Street

20th Floor East

Chicago, IL 60603

Attention: [                    ]

EXHIBIT A

REAL PROPERTY DESCRIPTION

Exh. A-1

EXHIBIT B

LEASE

AND

ANY AMENDMENTS/MODIFICATIONS/SUPPLEMENTS TO LEASE

Exh. B-1

Execution Version

EXHIBIT G-2

FORM OF DEPOSITORY’S ACCESS LETTER

THIS DEPOSITORY’S ACCESS LETTER (as amended, restated, supplemented or otherwise modified from time to time, this “Letter”) is made and entered into as of this [—] day of [—], by and among [—], a [state] [business form] (“Depository”), [NAME OF LOAN PARTY], a [state] [business form] (the “Company”) and BMO HARRIS BANK N.A., in its capacity as Administrative Agent and Collateral Agent (together with its successors and permitted assigns, “Agent”) under the Credit Agreement (as defined below).

A. Reference is made to the [NAME OF CONTRACT] dated as of [—] between Depository and the Company, for order fulfillment services within [state] (as amended, restated, supplemented or otherwise modified from time to time, the “Depository Arrangement”), whereby Depository holds on consignment certain products for the Company.

B. Agent has entered into an Asset-Based Revolving Credit Agreement dated as of August 30, 2013 with DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) and the other parties thereto (as amended, restated, supplemented, refinanced, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), and to secure the obligations arising under such Credit Agreement, the Company has granted to Agent, for itself and for the benefit of the Secured Parties (as defined therein), a security interest in and lien upon certain assets of the Company, including, without limitation, all of the Company’s inventory, together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing (collectively, the “Collateral”). Some of the Collateral may become located on the premises (the “Premises”) owned and/or leased by Depository.

NOW, THEREFORE, in consideration of any financial accommodations extended by Agent and the Lenders to the Company at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Depository acknowledges that (a) the Depository Arrangement is in full force and effect and (b) Depository is not aware of any existing default under the Depository Arrangement.

2. Depository acknowledges the validity of Agent’s lien on the Collateral, for the benefit of the Secured Parties, and, until such time as the obligations of Borrower to the Secured Parties are paid in full in cash, Depository acknowledges it has no interest in the Collateral. Depository hereby waives and releases in favor of the Agent (for its own benefit and the benefit of the other Secured Parties) any and all statutory liens, security interests or other liens which the Depository may now or hereafter have in or against the Collateral, including without limitation, for any storage charges, warehouse fees or other sums due, or to become due, to the Depository by the Company. The foregoing waiver is for the benefit of the Agent and the other Secured Parties only and does not affect the obligations of the Company to the Depository.

3. Depository agrees that the Collateral consisting of inventory at all times will be kept physically segregated and apart from other property, if any, of other customers of the Depository such that the Collateral consisting of inventory is not physically co-mingled with the inventory of such other customer from time to time located on the Premises; provided, that this paragraph 3 shall permit the co-mingling of Collateral consisting of inventory with the inventory of other customers of the Depository while such inventory is being staged for shipment to the relevant purchaser or purchasers.

4. Depository’s authority to release Collateral to the Company will continue, subject to the condition that upon the written direction of the Agent (which direction Agent agrees not to give absent a continuing Event of Default (as defined in the Credit Agreement)), Depository shall refuse to release the Collateral or any portion of the Collateral to the Company or the Company’s agent, and, thereafter, Depository may only release such Collateral to the Agent or the party designated by the Agent in such written direction.

5. Prior to a termination of the Depository Arrangement, upon reasonable prior notice and during normal business hours, Agent or its representatives or invitees may enter upon the Premises at any time without any interference, objection, hindrance or delay by Depository to inspect, assemble, remove, sell or otherwise exercise remedies against any or all of the Collateral. As between the Depository and the Agent, the cost of repair of any physical damage to such Premises caused by the removal by the Agent of the Collateral shall be the responsibility of the Agent. Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Agent shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by the Company.

6. The Depository hereby authorizes the Company at any time and from time to time to file in any relevant jurisdiction financing statements under the Uniform Commercial Code with respect to the consigned goods listing the Company as consignor and the Depository as consignee and agrees to execute such documents, instruments, financing statements, certificates and agreements as the Company may reasonably request from the Depository hereafter to evidence or give notice of the Agent’s security interest in the Collateral.

7. All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by telecopy (or other electronic means), to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

8. This Letter may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of New York, and shall inure to the benefit of Agent and its successors and assigns and shall be binding upon Depository and its successors and assigns (including any transferees of the Premises).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Letter is entered into as of the date first set forth above.

“DEPOSITORY”

Address for Depository:	[—]

[—]	By:
Fax: [—]	Name:
Attn: [—]	Title:
Email: [—]

Electronic signatures shall be treated the same as originals.

“AGENT”
Address for Agent:
BMO HARRIS BANK N.A. as Agent
111 West Monroe Street
20th Floor East	By:
Chicago, IL 60603	Name:
Fax: [—]	Title:
Attn: [—]
Email: [—]

Electronic signatures shall be treated the same as originals.

“COMPANY”

Address for Company:	[—]

[—]
Fax: [—]	By:
Attn: [—]	Name:
Email: [—]	Title:

Electronic signatures shall be treated the same as originals.

Execution Version

EXHIBIT H

FORM OF

BORROWING BASE CERTIFICATE

BMO Harris Bank N.A., as Administrative Agent

111 West Monroe Street

20th Floor East

Chicago, IL 60603

Attention: Asset Based Lending

The undersigned hereby certifies that:

1.	I am a Responsible Officer of the Borrower (as defined below).

2.	In accordance with Section 5.04(j) of the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc., being the surviving corporation of the merger) (the “Borrower”), the lenders party thereto from time to time, BMO Harris Bank N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other financial institutions named therein, attached hereto as Annex 1 is a true and accurate calculation of the Borrowing Base as of , 20 , determined in accordance with the requirements of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be duly executed as of the date first written above.

DS WATERS OF AMERICA, INC.

By:
Name:
Title:

ANNEX 1 to

FORM OF BORROWING BASE CERTIFICATE

[See attached.]

Execution Version

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and BMO Harris Bank N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(e)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                    , 20[  ]

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and BMO Harris Bank N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(e)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                    , 20[  ]

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and BMO Harris Bank N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.04(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(e)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                    , 20[  ]

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and BMO Harris Bank N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.04(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(e)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                    , 20[  ]

Execution Version

EXHIBIT K

FORM OF INTERCOMPANY SUBORDINATION TERMS

SUBORDINATED INTERCOMPANY NOTE

[  ], 20[  ]

FOR VALUE RECEIVED, each of the undersigned listed on the signature page hereto that is a Loan Party (each, in such capacity, a “Payor”), to the extent a borrower from time to time from any other person listed on the signature page hereto that is Holdings or a Subsidiary that is not a Loan Party (each, in such capacity, a “Payee”), hereby promises to pay to the order of such Payee, in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness of such Payor to such Payee on such date or dates as shall be agreed upon from time to time by such Payor and such Payee (or, if no such dates are specified, on demand). Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them, as the context may require, in (a) that certain First Lien Credit Agreement, dated as of August 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among DS Waters Enterprises, Inc. (“Holdings”), Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent (the “Term Agent”) or (b) that certain Asset-Based Revolving Credit Agreement, dated as of August 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the First Lien Credit Agreement, each, a “Credit Agreement” and collectively, the “Credit Agreements”) among Holdings, the Borrower, the lenders party thereto from time to time and BMO Harris Bank N.A, as administrative agent (the “ABL Agent”). For all purposes herein, the term “Applicable Administrative Agent” shall mean the Term Agent for the benefit of the holders of Senior Indebtedness (as defined below), subject to any applicable intercreditor agreement, until and unless another applicable agent is appointed pursuant to such intercreditor agreement.

The Indebtedness evidenced by this Note owed by any Payor to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (a) all Loan Obligations (under and as defined in the First Lien Credit Agreement) of such Payor, (b) all Loan Obligations (under and as defined in the

ABL Credit Agreement) of such Payor, (c) any senior secured Indebtedness that renews, refunds, restructures or refinances any of the Indebtedness specified in clause (a) or (b), in each case, to the extent by its terms expressly requiring the subordination thereto of the Indebtedness evidenced by this Note, (d) any other senior secured Indebtedness of such Payor permitted under the Credit Agreements that by its terms expressly requires the subordination thereto of the Indebtedness evidenced by this Note and (e) interest on any of the foregoing, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding (the Indebtedness specified in clauses (a) through (e) being hereinafter collectively referred to as “Senior Indebtedness”), until the latest to occur of (x) the Termination Date under the First Lien Credit Agreement, (y) the Termination Date under the ABL Credit Agreement and (z) the date of payment in full in cash of any other Senior Indebtedness (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that each such Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of either of the Credit Agreements).

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of any such Payor, or any voluntary liquidation, dissolution or other winding up of any such Payor that violates the terms of the Credit Agreements, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the Payoff Date shall have occurred before any Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness evidenced by this Note owed by such Payor to such Payee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which such Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the Applicable Administrative Agent.

(ii) If any Event of Default has occurred and is continuing and after notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of either of the Credit Agreements), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Applicable Administrative Agent shall have rescinded such notice, no payment or distribution of any kind or character shall be made by or on behalf of any Payor, or any other person on its behalf, with respect to any amounts evidenced by this Note.

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(iii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Applicable Administrative Agent, and shall be paid over or delivered to the Applicable Administrative Agent promptly upon receipt.

(iv) Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Applicable Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Applicable Administrative Agent as its true and lawful attorney-in-fact, coupled with an interest, and the Applicable Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Applicable Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Applicable Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Applicable Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Applicable Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Applicable Administrative Agent shall pay the excess amount to the party entitled thereto.

(v) Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other person be marshaled or applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Applicable Administrative Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Applicable Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Applicable Administrative Agent’s or any other holder’s of Senior Indebtedness delay in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other person; by the Applicable Administrative Agent or any holder of Senior Indebtedness releasing any such Payor, any guarantor of any Senior Indebtedness or any other person from all or any part of the Senior Indebtedness; or by the discharge of any such Payor, any guarantor of

7

any Senior Indebtedness or any other person by an operation of law or otherwise, with or without the intervention or omission of the Applicable Administrative Agent or any such holder.

(vi) Each Payee waives all rights and defenses arising out of an election of remedies by the Applicable Administrative Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.

(vii) Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Applicable Administrative Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Applicable Administrative Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payor, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Applicable Administrative Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by any Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(viii) Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix) To the maximum extent permitted by law, each Payee waives any claim it might have against the Applicable Administrative Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Applicable Administrative Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents (as defined in each Credit Agreement), except to the extent due to the gross negligence or willful misconduct of the Applicable Administrative Agent or any such holder, as the case may be, or any

8

of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Applicable Administrative Agent, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Applicable Administrative Agent and the other holders of Senior Indebtedness. The Applicable Administrative Agent and the other holders of Senior Indebtedness are obligees under this Note to the same extent as if their names were written herein as such and the Applicable Administrative Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Applicable Administrative Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Credit Agreements or any other Loan Document (as defined in each Credit Agreement);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreements or any other Loan Document (as defined in each Credit Agreement);

(iii) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(iv) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the Applicable Administrative Agent and the other holders of Senior Indebtedness, in each case subject to any applicable intercreditor agreement.

Each Payee is hereby authorized to record all Indebtedness made by it to any Payor (all of which shall be evidenced by this Note except as provided below), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

9

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document (as defined in each Credit Agreement) or in any other promissory note or other instrument, (a) if any Indebtedness made on or before the date hereof by any Payee to any Payor is evidenced by a promissory note or other instrument or agreement in existence as of the date hereof (an “Existing Note”), it is agreed between such Payee and such Payor that the obligations under such Existing Note are hereafter to be evidenced by this Note, except the Indebtedness evidenced by an Existing Note described on Schedule A hereto (as such Schedule may from time to time be amended) and (b) it is agreed between the Payor and Payee that the agreements in existence as of the date hereof with respect to any existing obligations (including agreements contained in any Existing Note) as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between such Payor and such Payee. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor, in the case of a Loan Party, or as Payee, in the case of a Subsidiary that is not a Loan Party, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, (x) the parties hereto agree that the Applicable Administrative Agent is, and is intended to be, a third party beneficiary of this paragraph, the subordination provisions herein and the provisions related to the enforcement of such subordination provisions and (y) until the Payoff Date shall have occurred, the parties hereto shall not amend or modify (A) any of the provisions referred to in clause (x) of this proviso or (B) this Note in a manner materially adverse to the Lenders when taken as

10

a whole (as determined in good faith by the Borrower), unless, in each case of subclauses (A) and (B), the Applicable Administrative Agent shall have provided its prior written consent thereto (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, any waivers of any rights or defenses by any Payee shall only apply to such Payee in its capacity as a Payee hereunder and not in any other capacity.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[Signature Pages Follow]

11

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first written above.

[NAME OF ENTITY],
as Payor

By:
Name:
Title:

[NAME OF ENTITY],
as Payee

By:
Name:
Title:

[Signature Page to Subordinated Intercompany Note]

SCHEDULE A

[List here any Existing Notes to be excluded in accordance with the fourth to last paragraph of this Note]

Execution Version

EXHIBIT L

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON LOAN PARTY LETTERHEAD – ONE FOR EACH PROCESSOR

[                    ]

BY CERTIFIED MAIL – RETURN RECEIPT REQUESTED

To:	[Name and Address of Processor]

(the “Processor”)

Re:
Merchant Account No:
The credit card processing agreement between and
dated (the “Processing Agreement”)

Dear Sir/Madam:

Under various agreements among                    , a                    (the “Loan Party”) and BMO Harris Bank N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and in connection with the Asset-Based Revolving Credit Agreement dated as of August 30, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DS Waters Enterprises, Inc., a Delaware corporation, Crestview DS Merger Sub II, Inc., a Delaware corporation (to be merged on the Closing Date with and into DS Waters of America, Inc., a Delaware corporation, with DS Waters of America, Inc. being the surviving corporation of the merger) (the “Borrower”), the lenders from time to time party thereto (“Lenders”), and the Administrative Agent, the Loan Party has granted to the Administrative Agent, for the benefit of itself and the other Secured Parties, a security interest in and to, among other things, the Loan Party’s inventory, credit card receivables, certain accounts, books and records relating to the foregoing, and proceeds therefrom, including without limitation, all amounts due or to become due from the Processor to the Loan Party pursuant to the Processing Agreement between the Processor and the Loan Party.

Under the terms and provisions of the agreements with the Administrative Agent, under certain circumstances, the Loan Party is obligated to deliver all proceeds of the Loan Party’s accounts, accounts receivable and inventory to the Administrative Agent. Such proceeds include all credit card charges (the “Charges”) submitted by the Loan Party to the Processor for processing and the amounts which the Processor owes to the Loan Party on account thereof (the “Credit Card Proceeds”) and all other amounts due or to become due to the Loan Party under the Processing Agreement.

Until the Processor receives notification from an officer of the Administrative Agent as provided below, all amounts due from time to time from the Processor to the Loan Party (including Credit Card Proceeds, payment from any reserve account or the like or other payments) shall be transferred only as follows:

By ACH, Depository Transfer Check or Electronic Depository Transfer to:

ABA#
For Credit to
Account No.

After the Processor receives notification from an officer of the Administrative Agent, all amounts shall be transferred as the Processor may be instructed from time to time in writing by an officer of the Administrative Agent. After the Processor receives notification from the Administrative Agent that all obligations of the Loan Party to the Lenders have been paid in full and the commitments of the Lenders to make loans to the Borrower have terminated, all amounts shall thereafter be transferred as the Processor may be instructed by the Loan Party.

Upon request of an officer of the Administrative Agent, a copy of each periodic statement provided by the Processor to the Loan Party should be provided to the Administrative Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by an officer of the Administrative Agent):

BMO Harris Bank N.A.

[            ]

[            ]

[            ], [            ] [            ]

Attention: [            ]

The Processor shall be fully protected in acting on any order or direction by an officer of the Administrative Agent given in accordance with the terms of this letter respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Administrative Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto; provided, that the Processor’s actions do not constitute gross negligence, bad faith or willful misconduct. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Loan Party or the Administrative Agent under the terms of the Credit Agreement and the Loan Documents (as defined therein) executed in connection therewith.

This letter may be amended only by notice in writing signed by an officer of the Loan Party and an officer of the Administrative Agent and may be terminated solely by written notice signed by an officer of the Administrative Agent. This Credit Card Notification shall automatically terminate upon the occurrence of the Termination Date (as defined in the Credit Agreement).

[Signature page follows]

Very truly yours,

[LOAN PARTY]

By:
Name:
Title:

Acknowledge and Accepted:

BMO HARRIS BANK N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1.01(A)

Certain U.S. Subsidiaries

None.

Schedule 1.01(B)

Mortgaged Property1

Property Address	State	City
4548 Azusa Canyon Rd. *	CA	Irwindale
8631 Younger Creek Dr. *	CA	Sacramento
4500 York Blvd. *	CA	Los Angeles
45 West Noblestown Road *	PA	Carnegie
2 Sterling St. *	CA	Irvine
6750 Discovery Blvd.	GA	Mableton
1761 Newport Rd.	PA	Ephrata
11811 Highway 67	CA	Lakeside
4500 Lincoln Ave.	CA	Los Angeles
6055 S. Harlem Ave. *	IL	Chicago
6155 S. Harlem Ave. *	IL	Chicago
221 E. Alondra Blvd. *	CA	Gardena
2615 Temple Heights Dr.	CA	Oceanside
1363 Citrus St.	CA	Riverside
2217 Revere Ave.	CA	San Francisco
2445 Hamilton Rd.	IL	Arlington Heights

[1]	Each Mortgaged Property that is expected to be Eligible Real Property under the ABL Credit Agreement is designated by a “*”.

Schedule 1.01(C)

Immaterial Subsidiaries

None.

Schedule 1.01(D)

[Reserved]

Schedule 1.01(E)

Closing Date Unrestricted Subsidiaries

None.

Schedule 1.01(F)

Acceptable Appraisers

1.	Great American Group

2.	Gordon Brothers Asset Advisors, LLC

3.	Hilco Appraisal Services LLC

4.	AccuVal Associates, Inc.

Schedule 1.01(G)

Existing Letters of Credit

None.

Schedule 1.01(H)

Permitted Sale and Lease-Back Property

Property	State	City
3302 W Earl Drive	AZ	Phoenix
3866 Shader Road	FL	Orlando
4548 Azusa Canyon Rd	CA	Irwindale
8631 Younger Creek Dr	CA	Sacramento
1522 N. Newhope St.	CA	Santa Ana
6055 S. Harlem Ave.	IL	Chicago
6155 S. Harlem Ave.	IL	Chicago
1171 Jansen Farm Ct	IL	Elgin
105 Harvey Court	IL	Peoria
I-55 – 301 Frontage Rd.	LA	Kentwood
3418 Howard Avenue	LA	New Orleans
4225 W. Desert Inn Rd	NV	Las Vegas
45 West Noblestown Road	PA	Carnegie
3405 High Prairie Road	TX	Grand Prairie
1825 S 3730 W	UT	Salt Lake City

Schedule 2.01

Commitments

Lender	Commitment
BMO Harris Bank N.A.	$37,500,000
Barclays Bank PLC	$14,250,000
Credit Suisse AG, Cayman Islands Branch	$14,250,000
Jefferies Finance LLC	$9,000,000

Schedule 3.01

Organization and Good Standing

None.

Schedule 3.04

Governmental Approvals

None.

Schedule 3.05

Financial Statements

None.

Schedule 3.07(a)

Title to Properties

None.

Schedule 3.07(b)

Possession under Leases

None.

Schedule 3.07(c)

Condemnation

None.

Schedule 3.08(a)

Subsidiaries

	Subsidiaries	Jurisdiction of Formation	Record Owner	Percentage of Equity Interest Owned
1.	Crestview DS Merger Sub II, Inc. (to be merged on the Closing Date with and into DS Waters of America, Inc. with DS Waters of America, Inc. being the surviving corporation of the merger)	Delaware	DS Waters Enterprises, Inc.	100%
2.	DS Waters of America, Inc.	Delaware	DS Waters Enterprises, Inc.	100%
3.	Crystal Springs of Alabama Holdings, LLC	Delaware	DS Waters of America, Inc.	100%
4.	Polycycle Solutions, LLC	Delaware	DS Waters of America, Inc.	100%

Schedule 3.08(b)

Subscriptions

None.

Schedule 3.13

Taxes

None.

Schedule 3.16

Environmental Matters

None.

Section 3.18

Leased Premises

Address Line 1	Address Line 2	Address Line 3	City	State	Zip Code

KENTWOOD - OSYKA WAREHOUSE	1044 2ND STREET	EAST COMPARTMENT	OSYKA	MS	39657
CRYSTAL SPRINGS-PINELLAS PARK	10290 US HWY 19 N	SUITE 700 BLDG 7	PINELLAS PARK	FL	33782
STANDARD COFFEE - BALTIMORE	9331 PHILADELPHIA RD	SUITE F	ROSEDALE	MD	21237
DEEP ROCK - DENVER	2640 CALIFORNIA STREET		DENVER	CO	80205-2994
SIERRA SPRINGS-PORTLAND	13233 N. E. JARRETT STREET		PORTLAND	OR	97230-1071
DS WATERS	21608 85TH AVE S		KENT	WA	98031
STANDARD COFFEE - AKRON	290 OPPORTUNITY PARKWAY		AKRON	OH	44307
DS WATERS	1825 S 3730 W		SALT LAKE CITY	UT	84104-4971
ALHAMBRA - MILPITAS	485 VISTA WAY		MILPITAS	CA	95035
SIERRA SPRINGS-HOUSTON	6610 WILLOWBROOK PARK		HOUSTON	TX	77066
DS WATERS	1312 CAPITAL BLVD S	STE 104	RENO	NV	89502-7161
HINCKLEY SPRINGS-KANSAS CITY	2545 SOUTH FERREE		KANSAS CITY	KS	66103
SIERRA SPRINGS-FRESNO	5377 EAST HOME AVENUE		FRESNO	CA	93727
CRYSTAL SPRINGS-SAVANNAH	167 KNOWLTON WAY	SUITE 111	SAVANNAH	GA	31407-3034
SIERRA SPRINGS-AUSTIN	8020 EXCHANGE DRIVE		AUSTIN	TX	78754
HINCKLEY SPRINGS-INDIANAPOLIS	9890 E. 121ST STREET		FISHERS	IN	46038
CRYSTAL SPRINGS - EPHRATA	221 FORNEY DRIVE		EPHRATA	PA	17522
CRYSTAL SPRINGS-NASHVILLE	1131 4TH AVENUE SOUTH		NASHVILLE	TN	37210
CRYSTAL SPRINGS-TAMPA	6610 ANDERSON ROAD		TAMPA	FL	33634-2418
CRYSTAL SPRINGS-BELTSVILLE	6403 AMMENDALE ROAD	SUITE A	BELTSVILLE	MD	20705
ALHAMBRA-MANTECA	1024 MELLON AVENUE		MANTECA	CA	95337
CRYSTAL SPRINGS-ALEXANDRIA	6610 FLEET DRIVE		ALEXANDRIA	VA	22310

CRYSTAL SPRINGS-SUWANEE	1200 NORTHBROOK PARKWAY	#130	SUWANEE	GA	30024
CRYSTAL SPRINGS-CINCINNATI	6142 CENTER PARK DRIVE		WEST CHESTER	OH	45069-3868
CRYSTAL SPRINGS-CHESTER SPRINGS	716 HAYWOOD DRIVE		EXTON	PA	19341
SPARKLETTS - MESA	1740 WEST BROADWAY		MESA	AZ	85202
DS WATERS	2201 GREEN LANE	UNITE 11	LEVITTOWN	PA	19057
SIERRA SPRINGS-BAKERSFIELD	2160 SATURN COURT		BAKERSFIELD	CA	93308

Schedule 3.21

Insurance

Coverage Line	Policy Number	Carrier	Limits		Deductible
Property	MLP 9263396-05	Zurich North America AM Best Rated A+ XV	Loss Limit Includes real, personal property, stock, EDP, Business Income/Extra Expense/Rents	$200,000,000	$100,000 Property Damage and Time Element Combined except:
			- Earth Movement - all premises except below:	$100,000,000	$100,000 Except for locations in CA (5% value of the property insured)
			- All premises in Zone 1	$25,000,000	2%/unit of insurance per location subj to minimum of $250,000 @ all locations
			- All premises in the aggregate in Zone 2	$50,000,000	2%/unit of insurance per location subj to minimum of $250,000 @ all locations
			- All premises in the aggregate Zone 3	$75,000,000	$100,000
			- All premises in the aggregate Zone 4	$75,000,000	$100,000
			- Flood for the total of all premises in aggregate	$100,000,000	$100,000 Any and All Locations - per occurrence

Coverage Line	Policy Number	Carrier	Limits		Deductible
			- Flood: all premises in 500 yr plain but out of 100	$30,000,000		$250,000
			- Flood- 100 year flood plain- Aggregate	$25,000,000		$500,000
			- Named Storm Coverage - per occurrence	$200,000,000		$100,000
			- Contingent Time element	$5,000,000		$500,000 - 100 year plain Except
					- Zone 1 Windstorm	5% per unit of insurance but not less than $250,000 for all premises in Zone 1
					- Zone 2 Windstorm	2% per unit of insurance but not less than $250,000 for all premises in Zone 2
			Additional sublimits apply		Additional deductibles & Waiting Periods may apply
DIC (CA Only)	D37372663 004	Westchester Surplus Lines Insurance Co. AM Best Rated A+ XV	Includes Buildings, Personal Property, BI including Extra Expenses, Rental Value, Stock, and Improvements and Betterments	$15M XS of $25M Per Occurrence/Annual Aggregate as respects to Flood and Earth Movement separately	Earth Movement	5% of the TIV at such unit of insurance or $250,000
						$100,000 for Flood and All Other Perils
			Additional terms and exclusions apply

Coverage Line	Policy Number	Carrier	Limits		Deductible
General Liability	GL4045103	Safety National Casualty Corp. AM Best Rated A XI	General Aggregate:	$2,000,000	Per Occurrence- Self Insured Retention	$500,000
			Prod/Comp Opps Aggregate:	$10,000,000
			Personal/Advertising Injury:	$1,000,000		$500,000
			Each Occurrence:	$1,000,000
			Damage to Premises Rented to You	$500,000	$500,000
			Medical Expense:	Not Covered
			Employee Benefit Liability - Each Employee Limit	$1,000,000
			Employee Benefit Liability - Aggregate Limit	$2,000,000	Retro Date 11/7/06
			Additional terms and exclusions apply
Auto	CAS4045104	Safety National Casualty Corp. AM Best Rated A XI	Liability (Symbol 1)	$5,000,000	Per Accident	$500,000
			PIP: - Symbol 5- Minimum required by law	Minimum Financial Required
			Medical Payments (Symbol 2)	$5,000
			UM / UIM (Symbol 2)	Minimum Financial Required
			Physical Damage			$1,000
			Comp/Collision (Symbol 8 Hired autos)	ACV or $50,000 which is less
			Additional terms and exclusions apply

Coverage Line	Policy Number	Carrier	Limits		Deductible
Umbrella	13273425	National Union Fire Ins. Co. (AIG) AM Best Rated A XV	Each Occurrence	$50,000,000	Self Insured Retention:	$25,000
			General Aggregate	$50,000,000
			Products/Completed Operations Aggregate	$50,000,000
			Crisis Response- Limit of Insurance	$250,000
			Excess Casualty Crisis Fund Limit of Insurance	$50,000
			Additional terms and exclusions apply
Excess Umbrella	TUE 405 72 80 06	Great American AM Best Rated A XIV	Per Occurrence	$50M X of $50M
			General Aggregate	$50M X of $50M
			Additional terms and exclusions apply
Excess Umbrella	SHX00014985865	Fireman’s Fund AM Best Rated A XV	Per Occurrence	$25M X of $100M
			General Aggregate	$25M X of $100M
			Additional terms and exclusions apply
Excess Auto	PUB402264	Philadelphia Insurance Companies	Each Occurrence	$5,000,000 xs Primary Auto
			General Aggregate	$5,000,000 xs Primary Auto
Punitive Wrap	13631042	Chartis Excess Liability LTD AM Best Rated A XV		Excess of $50,000,000
			Each Occurrence	$25,000,000
			General Aggregate	$25,000,000
			Additional terms and exclusions apply

Coverage Line	Policy Number	Carrier	Limits		Deductible
Workers’ Compensation	LDS4045105 (Deductible policy-AOS) PS4045108 (Retro-WI) PS4045108 (Deductible-OR)	Safety National Casualty Corp. AM Best Rated A XI	Workers’ Compensation	Statutory	Deductible	$500,000
			Employers Liability
			-Bodily Injury by Accident- Ea Accident	$1,000,000
			-Bodily Injury by Disease- Policy Limit	$1,000,000
			-Bodily Injury by Diseases- Ea Employee	$1,000,000
			Additional terms and exclusions apply
Flood Insurance (6/24/13-6/24/14) Fort Lauderdale location: 2/23/12-2/23/13	1011175760	American Bankers	-2779 Northwest 112th Avenue, Doral, FL	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175765	American Bankers	- 2545 S Ferre St, Kansas City, KS	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175763	American Bankers	- 11485 Reiger Rd, Baton Rouge, LA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175751	American Bankers	- 3418 Howard St, New Orleans, LA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175756	American Bankers	- 45 Noblestown Rd, Carnegie, PA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175754	American Bankers	- 1313 Pacific Dr, Burlington, WA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175759	American Bankers	- 21605 65th Ave, Kent, WA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175761	American Bankers	- 11811 Highway 67, Lakeside, CA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175762	American Bankers	- 1522 N Newhope St, Santa Ana, CA	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
	1011175757	American Bankers	- 5331 NW 35th Terrance, Fort Lauderdale, FL	$500,000 Bldg, $500,000 Cts	Per Occurrence	$25,000
			Additional terms and exclusions apply
Cyber/Network Liabiity	LP78005	Aspen Specialty Insurance	Coverage effective 3-15-13 to 3-15-14 Media Liability-Network Security Liability	$5,000,000		$50,000

Coverage Line	Policy Number	Carrier	Limits		Deductible
New York Disability 03/12/07 until cancelled	5368731-001	Zurich Insurance Co.	Statutory
Ocean Cargo	OC91287400	AGCS Marine Insurance Company (Allianz) AM Best Rated A+ XV	Any One Vessel	$1,000,000	$1,000
			Any One Aircraft	$300,000
			Any One Package Shipped by Government, Private Mail, or Parcel Post	$50,000
			Additional terms and exclusions apply

Schedule 3.23

Intellectual Property

None.

Schedule 5.10

Post-Closing Matters

1.	Within 45 days of the Closing Date (as such date may be extended at the reasonable discretion of the Applicable Collateral Agent), the Borrower shall deliver, or cause to be delivered, to the Collateral Agent evidence of release of each of the mortgages set forth on Item 3 of Schedule 6.02(a).

Schedule 6.01

Indebtedness

1.	Indebtedness existing as of the Closing Date, pursuant to a Capitalized Lease Obligation documented by that certain Truck Lease and Service Agreement, dated as of September 27, 2004, by and between Ryder Truck Rental, Inc. and DS Waters of America, Inc. (as successor to Blue Ridge Mountain Water Inc.).

2.	Indebtedness existing as of the Closing Date, pursuant to (x) that certain Loan Agreement, dated as of October 1, 1996, between Waller County Industrial Development Corporation (the “Issuer”) and DS Waters of America, Inc. (successor in interest to McKesson Water Products Company) and (y) that certain Promissory Note, made by DS Waters of America, Inc. (successor in interest to McKesson Water Products Company) in favor of the Issuer.

3.	Indebtedness evidenced by the following letters of credit outstanding as of the Closing Date:[2]

Beneficiary	Amount Outstanding	LC Number	Issuing Bank	Expiration Date
Old Republic Insurance Company	$110,000	S12031	Handelsbanken	April 12, 2014
Zurich American Insurance Company	$15,000,000	S12027	Handelsbanken	March 20, 2014
Liberty Mutual Insurance Company	$1,589,957	S12029	Handelsbanken	March 5, 2014
Safety National	$7,000,000	S12032	Handelsbanken	November 7, 2013

[2]	These Letters of Credit are being back-stopped as of the Closing Date under the ABL Credit Agreement.

i

Schedule 6.02(a)

Liens

1.	Liens securing the Indebtedness in existence as of the Closing Date described in item 1 and item 3 of Schedule 6.01.

2.	Liens on the collateral described in the following financing statements on Form UCC-1, securing the Indebtedness, in existence as of the Closing Date, owed to the secured party evidenced thereby:

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number

DS Waters of America, Inc.	Delaware	UCC Debtor	United Rentals Northwest, Inc.	Customer grants Secured Party, a security interest in the Equipment described as Customer: # 481026 Equipment: # 521506 Qty: 1 Invoice/Seq#: 90882479-001 Make: JLG	12/2/2010	04233890

DS Waters of America, Inc.	Delaware	UCC Debtor	Rocktenn CP, LLC	Douglas Axiom Wrap 8	9/10/2012	23488311

DS Waters of America, Inc.	UCC Debtor	Delaware	WM Recycle America LLC	One (1) used Max-Pak MP60HD baler, Serial Number: 03077216, together with all substitutions and replacements for and products of the foregoing and all additions and accessions thereto, all spare and repair parts and proceeds and products thereof as defined in Article 9 of the UCC as it may be amended, reenacted or otherwise in effect from time to time and all debtors recyclables.	5/15/2013	31865121

3.

The following properties are subject to mortgages for the benefit of (a) General Electric Capital Corporation, in its capacity as administrative agent and collateral agent (“GE Capital”) under the Revolving Credit Agreement, dated as of February 29, 2012 (as amended, restated, modified and/or supplemented through the date hereof), among DS Waters Enterprises, Inc., a Delaware corporation (“Holdings”), DS Waters of America, Inc., a Delaware corporation (the “DSWA”), the lenders party thereto and GE Capital, (b)

Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (“CS”) under the First Lien Term Loan Credit Agreement dated as of February 29, 2012 (as amended, restated, modified and/or supplemented through the date hereof) among Holdings, DSWA, the lenders party thereto and CS and (c) CS, as administrative agent and collateral agent under the Second Lien Term Loan Credit Agreement dated as of February 29, 2012 (as amended, restated, modified and/or supplemented through the date hereof) among Holdings, DSWA, the lenders party thereto and CS:[3]

1)	2 Sterling St., Irvine, CA

2)	4548 Azusa Canyon Rd., Irwindale, CA

3)	4500 York Blvd, Los Angeles, CA

4)	8631 Younger Creek Dr. and 8611 Younger Creek Dr., Sacramento, CA

5)	5331 N.W. 35th Terrace, Ft. Lauderdale, FL

6)	6055 S. Harlem Ave., Chicago, IL

7)	6155 S. Harlem Ave., Chicago, IL

8)	3302 W. Earl Drive, Phoenix, AZ

9)	522 East I Street, 536-536 1⁄2 East I Street (aka 528) and 419 South 8th Street, Brawley, CA

10)	221 E. Alondra Blvd., Gardena, CA

11)	11811 Highway 67, Lakeside, CA

12)	4500 Lincoln Ave., Los Angeles, CA

13)	1363 Citrus Street, Riverside, CA

14)	2217 Revere Ave., San Francisco, CA

15)	1522 N. Newhope St., Santa Ana, CA

16)	7817 Haskell Ave., Van Nuys, CA

17)	Southfield Park, Centennial, CO

18)	4120 Globeville Rd., Denver, CO

[3]	The Indebtedness with respect to each of these existing credit agreements is repaid in full and all Liens granted under the security agreements related to such existing credit agreements are released by GE Capital and CS pursuant to the payoff letters dated as of the Closing Date. However, the evidence of release of the mortgage with respect to the above listed properties will be obtained in accordance with Schedule 5.10.

19)	748 Veronica S. Shoemaker (f/k/a Palmetto Ave.), Fort Myers, FL

20)	8774 4th Avenue, Jacksonville, FL

21)	2779 N.W. 112 Avenue, Miami, FL

22)	3866 Shader Road, Orlando, FL

23)	6750 Discovery Blvd. and 6700 Discovery Blvd., Mableton, GA

24)	2445 Hamilton Rd., Arlington Heights, IL

25)	6958 W. 60 St., Chicago, IL

26)	1171 Jansen Farm Ct., Elgin, IL

27)	9409 Gulf Stream Rd., Frankfort, IL

28)	949 E. High St., Mundelein, IL

29)	105 Harvey Court, Peoria, IL

30)	5951 Carlson Ave., Portage, IN

31)	2545 S. Ferree, Kansas City, KS

32)	I-55 – 301 Frontage Rd. and I-55 – 300 Frontage Rd., Kentwood, LA

33)	3418 Howard Ave. and 2502 Poydras Ave., New Orleans, LA

34)	588 Johnny F. Smith Blvd., Slidell, LA

35)	36 Country Club Lane, Belmont, MA

36)	70 First Street, Bridgewater, MA

37)	4225 W. Desert Inn Rd., Las Vegas, NV

38)	1761 Newport Road, Ephrata, PA

39)	45 West Noblestown Road, Carnegie, PA

40)	3405 High Prairie Road, Grand Prairie, TX

41)	27815 Highway Blvd., Katy, TX

42)	1825 S 3730 W Salt Lake City, UT

43)	Rt. 10 & Rt. 40, 8793 M.L.K. Hwy., Spring Grove, VA

44)	401 Lund Road, Auburn, WA

Schedule 6.04

Investments

1.	Investments by Crystal Springs of Alabama Holdings, LLC in 50% of the partnership interests in Crystal Springs of Alabama Joint Venture (the “Joint Venture”), existing on, or contractually committed as of, the Closing Date, in accordance with the terms and conditions of that certain Joint Venture Agreement, dated July 1, 1993, by and between Crystal Springs of Alabama Holdings, LLC (as successor in interest to Suntory Water Group of Alabama, Inc.) and Water Way Distributing Company, Inc.

2.	Investments existing as of the Closing Date with respect to the $6,000,000 Variable Rate Demand Industrial Development Revenue Bonds Series 1996 issued pursuant to the Indenture of Trust, dated as of October 1, 1996, by and between The Bank of New York, as trustee, and Waller County Industrial Development Corporation.

Schedule 6.07

Transactions with Affiliates

None.

Schedule 9.01

Notices

Party	Notice Address

Any Loan Party	DS Waters of America, Inc.
5660 New Northside Drive, Suite 500
Atlanta, GA 30328
	Attention:	Ryan K Owens, Chief Legal Officer
	Telephone:	(770) 989-8751
	Facsimile:	(770) 850-6421
	Email:	ROwens@water.com

with copy to:

Crestview Advisors, L.L.C.
667 Madison Avenue, 10th Floor
New York, NY 10065
	Attention:	Jeff Marcus
Katherine Chung
	Telephone:	(212) 906-0700
	Facsimile:	(212) 906-0793
	Email:	JMarcus@crestview.com
KChung@crestview.com

with copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attention:	Gregory A. Ezring
	Telephone:	(212) 373-3458
	Facsimile:	(212) 492-0458
	Email:	GEzring@paulweiss.com

Administrative Agent	BMO Harris Bank N.A.
111 West Monroe Street, 20th Floor
Chicago, IL 60603
	Attention:	Sarah Fyffe